UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Express, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:

It is my pleasure to invite you to attend the 2014 Annual Meeting of Stockholders of Express, Inc. The meeting will be held on Thursday, June 12, 2014 at 8:30 a.m. Eastern Daylight Time, at Express’ corporate headquarters located at 1 Express Drive, in Columbus, Ohio. Registration will begin at 8:00 a.m. Eastern Daylight Time. Directions to our corporate headquarters are provided in the accompanying notice of annual meeting of stockholders and proxy statement. Should you require additional assistance in finding the location of the meeting, please contact Investor Relations by phone at (888) 423-2421 or by email at IR@express.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The accompanying notice of annual meeting of stockholders, proxy statement, and proxy are being mailed to stockholders on or about May 8, 2014.

YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through a broker, bank, or other nominee, please follow the instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

On behalf of the Board of Directors, I would like to express our sincere appreciation for your ongoing support and continued interest in Express.

Very truly yours,

Michael Weiss

Chairman and Chief Executive Officer

Columbus, Ohio

May 8, 2014

Notice of 2014 Annual Meeting of Stockholders

Time and Date	8:30 a.m., Eastern Daylight Time, on Thursday, June 12, 2014

Place	Express Corporate Headquarters, 1 Express Drive, Columbus, OH 43230

Items of Business	1.	Election of directors;

	2.	Advisory vote to approve executive compensation (say-on-pay);

	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014; and

	4.	Such other business as may properly come before the meeting.

Record Date	Holders of record of the Company’s common stock at the close of business on April 14, 2014 are entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders or any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2014 Annual Meeting of Stockholders, we urge you to vote your shares now in order to ensure the presence of a quorum.

Stockholders of record may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call (800) 690-6903; or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, follow the voting instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

By Order of the Board of Directors,

Lacey J. Bundy

Senior Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2014: this Notice of Annual Meeting and Proxy Statement and our 2013 Annual Report are available in the investor relations section of our website at www.express.com/investor. Additionally, and in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Proxy Statement Summary Information

The Board of Directors (the “Board”) of Express, Inc. (the “Company”) is soliciting your proxy to vote at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”), or at any postponement or adjournment of the Annual Meeting. To assist you in your review of this proxy statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting below. For additional information about these topics, please review this proxy statement in full and the Company’s Annual Report on Form 10-K for 2013 which was filed with the SEC on April 1, 2014 (the “Annual Report”).

We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal years in this proxy statement are identified according to the calendar year in which the fiscal year commences. For example, references to “2013,” “fiscal 2013,” “fiscal year 2013,” or similar references refer to the fiscal year ended February 1, 2014 and references to “2012,” “fiscal 2012,” “fiscal year 2012,” or similar references refer to the fiscal year ended February 2, 2013. Fiscal year 2012 consisted of 53 weeks and fiscal year 2013 consisted of 52 weeks. Comparable sales for 2013 compares the 52-week period ended February 1, 2014 to the 52-week period ended February 2, 2013.

Proposals to be Voted on and Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference (for more detail)

Election of Directors (Proposal No. 1)	☑	FOR EACH DIRECTOR NOMINEE	9

Advisory Vote to Approve Executive Compensation (Say-on-Pay) (Proposal No. 2)	☑	FOR	72

Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2014 (Proposal No. 3)	☑	FOR	73

Director Nominees

The following table provides summary information about our Class I director nominees. Each Class I director is elected for a three-year term that will expire at the Company’s 2017 annual meeting of stockholders.

Nominee	Age	Director Since	Primary Occupation	Independent	Board Committees	Select Skills/ Qualifications
Michael G. Archbold	53	2012	Retired Chief Executive Officer, The Talbots Inc.	Yes	Audit Committee	Accounting, finance, and capital structure; risk management; retail merchandising and operations; business development and strategic planning; investor relations; and leadership of complex organizations
Peter S. Swinburn	61	2012	Chief Executive Officer and President, Molson Coors Brewing Company	Yes	Compensation and Governance Committee	Business development and strategic planning; consumer brand marketing and advertising; international operations; finance and capital structure; corporate governance and board practices of other public companies; and leadership of complex organizations

Business and Compensation Highlights

Fiscal 2013 Business Summary

We made significant progress in 2013 with respect to three of our four growth pillars amidst a challenging retail environment. Our e-commerce business continued to grow rapidly. E-commerce sales in 2013, a 52-week fiscal year, increased 25% compared to 2012, a 53-week fiscal year, and generated more than 15% of our total net sales. In terms of real estate growth, we added 16 new stores in North America (7 net of store closures), including our San Francisco flagship store. We also continued to make progress on our international expansion plan. We added 11 net new franchise stores throughout the Middle East and Latin America, and we entered into a new franchise arrangement to bring the Express brand to South Africa.

In 2013, net sales increased 3% over 2012 to $2.2 billion, and comparable sales increased by 3% over the prior year. This did not, however, translate into operating income, net income, or earnings per share growth. Specifically, operating income declined to $214.3 million compared to $251.6 million in 2012, net income decreased to $116.5 million, compared to net income of $139.3 million in 2012, and earnings per diluted share declined to $1.37 from $1.60 in 2012. It is important to note that 2012 benefited from a 53rd week, which contributed approximately $27.0 million to net sales, approximately $5.2 million to operating income, approximately $3.1 million to net income, and approximately $0.04 to earnings per diluted share in 2012.

Due to the heightened promotional environment, we increased the depth and duration of our promotions. The increase in our promotional activity negatively impacted our gross margin rate, which fell from 34.4% in 2012 to 32.3% in 2013. In 2013, we also continued to invest in the information technology upgrades that are key to our evolution to a truly omni-channel business. These were significant factors contributing to the operating income, net income, and earnings per share declines. While the challenging retail environment prevented us from delivering the productivity gains we anticipated for 2013, we are confident that we took the right steps to navigate the challenges we faced and to position ourselves to be a successful omni-channel retailer over the long term.

In 2014, we will continue to focus on the execution of our growth pillars. Even in this difficult environment, we believe that significant opportunities exist for Express to drive increases in stockholder value.

Relationship Between Business Performance and CEO Compensation

Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. In 2013, 84% of target total direct compensation for our CEO was performance-based, and the performance targets we established were challenging. The performance targets established for our short-term cash incentive program and performance-based restricted stock units were not fully achieved. Accordingly, in 2013, realizable total direct compensation for our CEO was 50% below target reflecting that (i) no cash incentive compensation was paid, (ii) performance-based restricted stock units were earned at 83.5% of target, and (iii) no payout is currently expected under the special one-time cash retention award granted to our CEO in 2013.

Highlighting the strong alignment between pay and performance, the chart below on the left illustrates our CEO’s actual realizable total direct compensation as compared to target realizable total direct compensation over the Company’s last three fiscal years. The chart on the right shows the significant decrease in our CEO’s total direct compensation as reported in the Summary Compensation Table on page 52 during the same three year period.

(1)	Refer to “Executive Compensation—Compensation Discussion & Analysis—Pay For Performance—CEO Realizable Pay” on page 35 for detailed information regarding realizable total direct compensation.
(2)	Reported Total Direct Compensation is comprised of base salary, short-term incentives, and long-term incentives as reported in the Summary Compensation Table on page 52. Reported Total Direct Compensation excludes non-qualified deferred compensation earnings and all other compensation reported in the Summary Compensation Table.

Executive Compensation Practices

What We DO:	What We DON’T DO:
☑ Pay for Performance	☒ No Special Tax Gross-ups
☑ Annual Advisory Vote on Executive Compensation	☒ No Pension Plans or Other Post Employment Defined Benefit Plans
☑ Performance-Based Equity Awards ☑ Challenging Performance Targets ☑ Stock Ownership Guidelines ☑ Clawback Policy ☑ Independent Compensation Consultant	☒ No Repricing of Underwater Stock Options or Reloads of Stock Options ☒ No Hedging or Pledging Transactions ☒ No Single Trigger Change-in-Control Benefits

Governance Highlights

•    We have an independent Lead Director and each of our Board committees is made up entirely of independent directors, which provides for independent and balanced Board leadership.

•    All of our directors are independent except for Michael Weiss, our Chairman and Chief Executive Officer.

•    Each of our directors attended at least 75% of all Board meetings and applicable committee meetings.

•    We have a majority vote standard for uncontested director elections.

•    The Board and each Committee conducts a comprehensive self-evaluation each year.

•    The independent directors have an opportunity to meet in executive session at each meeting and do so routinely.

•    The Board regularly reviews the CEO succession plan and reviews succession plans for other executives at least annually.

•    We have stock ownership guidelines for our executive officers and directors.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and are based on our current expectations and assumptions, which may not prove to be accurate. Forward-looking statements are not guarantees and are subject to risks, uncertainties, changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Additional information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Frequently Asked Questions about Voting and the Annual Meeting

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 14, 2014, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time, at the Office of the Corporate Secretary located at 1 Express Drive, Columbus, OH 43230. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Express, Inc. common stock?

Holders of Express, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee, as applicable, for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold your shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning the enclosed proxy card. Proxies submitted via the Internet, by telephone, or by mail must be received by 11:59 p.m. Eastern Daylight Time, on June 11, 2014. You may also vote at the Annual Meeting by delivering your completed proxy card in person. If you vote by telephone or via the Internet you do not need to return your proxy card.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 3, the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote will constitute a quorum for purposes of the Annual Meeting. A quorum is required in order for the Company to conduct its business at the Annual Meeting. As of the Record Date, 84,251,549 shares of common stock were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

What vote is required to approve each proposal?

Proposal	Vote Required	Directors’ Recommendation

Election of directors (Proposal No. 1)	Majority of the votes cast FOR each director nominee	FOR all nominees

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the executive compensation of our named executive officers

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 3)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes

Election of directors (Proposal No. 1)	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect—not counted as a “vote cast”	No	No effect

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014 (Proposal No. 3)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Unless you give other instructions when you vote, the persons named as proxies, Michael A. Weiss and Lacey J. Bundy, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What happens if a director nominee does not receive a majority of the votes cast for his re-election?

Pursuant to the Company’s Corporate Governance Guidelines, the Board expects any director nominee who fails to receive a greater number of votes cast “for” than votes cast “against” his or her re-election to tender his or her resignation for consideration by the Compensation and Governance Committee. The Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding the resignation. The Compensation and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept the director’s resignation.

May I change or revoke my vote?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank, or other nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Corporate Secretary at our corporate headquarters at 1 Express Drive, Columbus, OH 43230;

•	submitting another proxy that is dated later than the original proxy (including a proxy submitted via telephone or Internet); or

•	voting in person at the Annual Meeting.

Can I attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Daylight Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Cameras, cell phones, recording devices, and other electronic devices will not be permitted at the Annual Meeting other than those operated by the Company or its designees. All bags, briefcases, and packages will be subject to search.

Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to present at the registration desk in order to gain admission to the Annual Meeting.

Election of Directors (Proposal No. 1)

The Board currently consists of seven members and is divided into three classes of directors, with two Class I directors, two Class II directors, and three Class III directors. The current term of our Class I directors expires at the Annual Meeting, while the terms for Class II and Class III directors will expire at our 2015 and 2016 annual meetings of stockholders, respectively. Upon recommendation by the Compensation and Governance Committee of the Board, the Board has nominated two directors for election as Class I directors. If elected, each nominee will serve for a three-year term expiring at the 2017 annual meeting of stockholders. Each director will hold office until his or her respective successor has been duly elected and qualified or until the director’s earlier resignation or removal.

Each nominee currently serves as a director of the Company and has consented to serve if elected. Messrs. Archbold and Swinburn joined our Board in January and February of 2012, respectively, after having been identified to our Compensation and Governance Committee by a third-party search firm. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Set forth below is information with respect to our Class I director nominees and our continuing Class II and Class III directors, including their recent employment or principal occupation, a summary of select qualifications, skills, and experience that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board, and their ages as of the Record Date. The Compensation and Governance Committee believes that as a group, the Class II and Class III directors, together with the nominees to serve as Class I directors, possess the right diversity of backgrounds, skills, experiences, and perspectives to constitute an effective Board.

Nominees for Class I Directors for Election at the 2014 Annual Meeting

Michael G. Archbold	Peter S. Swinburn
Director Since: January 2012 Age: 53 Audit Committee Member	Director Since: February 2012 Age: 61 Compensation and Governance Committee Member

Business Experience. Mr. Archbold was named Chief Executive Officer of The Talbots Inc. in August 2012, a role he held until he retired in June of 2013. Prior to that, Mr. Archbold served as President and Chief Operating Officer of Vitamin Shoppe, Inc. from April 2011 until June 2012 and prior to that as its Executive Vice President, Chief Operating Officer, and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold is an inactive Certified Public Accountant, and has 20 years of financial experience in the retail industry. Mr. Archbold currently serves as a director of The Talbots Inc., a privately held company, and previously served as a director of Borders Group, Inc.	Business Experience. Mr. Swinburn has served as Chief Executive Officer and President of Molson Coors Brewing Company since July 2008. Since then, he has also served as a director of Molson Coors Brewing Company and MillerCoors Brewing Company. Prior to his current appointment he was Chief Executive Officer of Coors (US) and from 2005 to October 2007, Mr. Swinburn served as President and Chief Executive Officer of Molson Coors Brewing Company (UK) Limited. Prior to that, he served as President and Chief Executive Officer of Coors Brewing Worldwide and Chief Operating Officer of Molson Coors Brewing Company (UK) Limited following the Molson Coors Brewing Company’s acquisition of Molson Coors Brewing Company (UK) Limited in 2002 until 2003.

Select Qualifications, Skills, and Experience:	Select Qualifications, Skills, and Experience:

•    Accounting, finance, and capital structure

•    Risk management

•    Retail merchandising and operations

•    Business development and strategic planning

•    Investor relations

•    Leadership of complex organizations

•    Business development and strategic planning

•    Consumer brand marketing and advertising

•    International operations

•    Finance and capital structure

•    Corporate governance and board practices of other public companies

•    Leadership of complex organizations

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

Class II Directors With Terms Continuing Until the 2015 Annual Meeting

Michael F. Devine, III Director Since: May 2010 Age: 55 Chair of the Audit Committee	Mylle H. Mangum Director Since: August 2010 Age: 65 Lead Director; Chair of the Compensation and Governance Committee; Audit Committee Member

Business Experience. Mr. Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007, a role he held until he retired in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President—Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc. Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the six years prior to that he was the Director of Finance and Distribution for McMaster-Carr Supply Co. Mr. Devine previously served as a director of Nutrisystems, Inc. He currently serves as a member of the Board of Directors of Deckers, Inc. and Five Below, Inc. He also serves as a director of The Talbots Inc. and Sur La Table, both of which are privately held companies.	Business Experience. Ms. Mangum is the Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies), a position she has held since October 2003, and is also Chairman and CEO of IBT Holdings, a position she has held since July 2007. Prior to that, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992 and President of BellSouth International from 1985 to 1986. Prior to that, she was with the General Electric Company. Ms. Mangum previously served as a director of Emageon, Inc., Scientific-Atlanta, Inc., Respironics, Inc., and Collective Brands, Inc. Ms. Mangum currently serves as a director of PRGX Global, Inc., Barnes Group Inc., and Haverty Furniture Companies, Inc.

Select Qualifications, Skills, and Experience:	Select Qualifications, Skills, and Experience:

•    Accounting, finance, and capital structure

•    Risk management

•    Retail merchandising

•    Business development and strategic planning

•    Corporate governance and board practices of other public companies

•    Investor relations

•    Leadership of complex organizations

•    Accounting, finance, and capital structure

•    Leadership development and succession planning

•    Business development and strategic planning

•    International and franchise operations

•    Corporate governance and board practices of other public companies

•    Leadership of complex organizations

Class III Directors With Terms Continuing Until the 2016 Annual Meeting

Sona Chawla Director Since: August 2012 Age: 46 Compensation and Governance Committee Member	Theo Killion Director Since: April 2012 Age: 63 Compensation and Governance Committee Member

Business Experience. Ms. Chawla is President of Digital and Chief Marketing Officer of Walgreen Co., a position she has held since February 2014. Previously, Ms. Chawla served as President of e-commerce of Walgreen Co., from January 2011 to January 2014. Prior to that, she was Senior Vice President of e-commerce of Walgreen Co. from July 2008 to January 2011. Prior to that, Ms. Chawla served as Vice President, Global Online Business of Dell, Inc. from December 2006 to May 2008. From 2000 to 2006, Ms. Chawla held a number of positions with Wells Fargo, including Executive Vice President of Online Sales, Service and Marketing. From 1999 to 2000, Ms. Chawla was a Senior Manager at Andersen Consulting (now Accenture). Ms. Chawla also worked at Mitchell Madison Group from 1994 to 1999.	Business Experience. Mr. Killion is Chief Executive Officer of Zale Corporation, a position he has held since September 2010. He has also served as a director of Zale Corporation since September 2010. Prior to that, Mr. Killion served in a variety of other positions with Zale Corporation, including President from August 2008 to September 2010, Interim Chief Executive Officer from January 2010 to September 2010 and Executive Vice President of Human Resources, Legal and Corporate Strategy from January 2008 to August 2008. From May 2006 to January 2008, Mr. Killion was employed with the executive recruiting firm Berglass+Associates, focusing on companies in the retail, consumer goods, and fashion industries. From April 2004 through April 2006, Mr. Killion served as Executive Vice President of Human Resources at Tommy Hilfiger. From 1996 to 2004, Mr. Killion served in various management positions with Limited Brands.

Select Qualifications, Skills, and Experience:	Select Qualifications, Skills, and Experience:

•    Retail merchandising and operations, including e-commerce

•    Consumer brand marketing and advertising

•    Technology development and management experience

•    Data analytics

•    Business development and strategic planning

•    Leadership of complex organizations

•    Retail merchandising and operations

•    Business development and strategic planning

•    Human resources and organizational design

•    Consumer brand marketing and advertising

•    Leadership development and succession planning

•    Leadership of complex organizations

Class III Directors With Terms Continuing Until the 2016 Annual Meeting (cont.)

Michael A. Weiss Director Since: 2007 Age: 72 Chairman and CEO

Business Experience. Mr. Weiss has served as our Chief Executive Officer and as a member of our Board of Directors since returning to Express in July 2007. In November 2011 he was appointed Chairman of the Board. From 2004 to July 2007, Mr. Weiss was retired, but he returned to Express in 2007 when it was acquired from Limited Brands by investment funds managed by Golden Gate Private Equity, Inc. Mr. Weiss previously served as President and Chief Executive Officer of Express from 1997 to 2004. Prior to that, he served as Vice Chairman of Limited Brands from 1993 to 1997. He served as President of Express from 1982 to 1993 and prior to that served with Express when it was founded in 1980, starting as a merchandise manager for what was then an eight store experimental division of Limited Brands. Mr. Weiss previously served as a director of Borders Group, Inc., Chico’s FAS, Inc., Pacific Sunwear of California Inc., and Collective Brands, Inc.

Select Qualifications, Skills and Experience:

•    Retail merchandising and operations

•    Apparel and consumer goods

•    Consumer brand marketing and advertising

•    Business development and strategic planning

•    Leadership of complex organizations

•    Supply chain

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of Express. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee and Compensation and Governance Committee of the Board, and our Code of Conduct may be viewed in the investor relations section of our website at www.express.com/investor. We will also provide any of the foregoing information in print without charge upon written request delivered to the Office of the Corporate Secretary, 1 Express Drive, Columbus, OH 43230.

The Compensation and Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, but no less than annually, and may propose modifications to the principles and other key governance practices from time to time for adoption by the Board.

Board Composition

The Board is responsible for overseeing the affairs of the Company. The Board held six meetings during 2013. Each director attended at least 75% of Board meetings held during the year, as well as at least 75% of meetings of the committees on which he or she served during 2013. Directors are expected to attend our annual meeting of stockholders. All of our current directors attended our 2013 annual meeting of stockholders.

The Board is divided into three classes. Each director serves a three-year term, and one class is elected at each year’s annual meeting of stockholders. Messrs. Archbold and Swinburn are Class I directors with terms expiring at our 2014 Annual Meeting. Mr. Devine and Ms. Mangum are Class II directors with terms expiring at our 2015 annual meeting of stockholders. Messrs. Killion and Weiss and Ms. Chawla are Class III directors with terms expiring at our 2016 annual meeting of stockholders. Messrs. Archbold and Swinburn have been nominated to serve as Class I directors for three-year terms expiring at our 2017 annual meeting of stockholders. Any additional directorships resulting from an increase in the size of the Board will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard in uncontested director elections. The standard states that in uncontested director elections, a director nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election.

Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, the Board shall consist of such number of directors as is determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships. The Board currently consists of seven directors. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise must be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at an annual meeting of stockholders or his or her death, resignation or removal, whichever is earliest to occur.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (the “Chairman”) and Chief Executive Officer may be separated or combined. The Board exercises its discretion in combining or separating these positions as it deems appropriate. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. In the event that the Chairman and Chief Executive Officer roles are combined, the Board believes that it is beneficial for the independent directors to appoint an independent Lead Director.

Michael Weiss currently serves as Chairman and Chief Executive Officer. The Board believes that combining the roles of Chairman and Chief Executive Officer is currently the most effective leadership structure for the Company for many reasons, including: (1) Mr. Weiss, in his dual role, brings a uniform vision to all aspects of the Company’s business; (2) a combined Chairman and CEO structure provides the Company with a single leader demonstrating clearer accountability to our stockholders; (3) the structure enhances transparency between management and the Board; and (4) Mr. Weiss has extensive knowledge of all aspects of our business, operations, and risks, which gives him the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

The independent directors of the Board have elected Mylle Mangum to serve as Lead Director. The Lead Director serves in a variety of roles, including: (1) reviewing and approving Board and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each; (2) providing input to the Chairman with respect to the information provided to the Board; (3) serving as liaison between the independent directors and the Chairman; (4) presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present; (5) calling an executive session of independent directors at any time, consistent with the Corporate Governance Guidelines; (6) facilitating communications and coordination of activities among the committees and other directors as appropriate; (7) approving and coordinating the retention of advisors and consultants to the Board; and (8) such other responsibilities as the independent directors may designate from time to time.

The independent directors are given an opportunity to meet in an executive session at each Board meeting, and each of the standing board committees is comprised solely of independent directors.

The Board conducts a comprehensive annual self-evaluation to determine whether it and its committees are functioning effectively. Our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Express, like many other U.S. companies, is well-served by this flexible leadership structure.

Board Committees

The Board currently has an Audit Committee and a Compensation and Governance Committee. The composition, duties, and responsibilities of these committees are described below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. The committees report to the Board as they deem appropriate, and as the Board may request. Each committee operates under a charter that has been approved by the Board.

Board Member	Audit Committee	Compensation and Governance Committee

Michael G. Archbold	X

Sona Chawla		X

Michael F. Devine, III	▲

Theo Killion		X

Mylle H. Mangum	X	▲

Peter S. Swinburn		X

Michael A. Weiss

▲ Chair of the committee

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC; (6) reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; (8) reviewing and approving known related person transactions; and (9) assisting the Board in its oversight of the Company’s risk management program, including regularly reviewing the Company’s risk portfolio and the steps management has taken to monitor and control such risks.

The Audit Committee generally has eight regularly scheduled meetings per year and has an opportunity at each meeting to speak with the lead audit partner from the Company’s independent registered public accounting firm as well as the Company’s director of internal audit without any other members of management present. In addition, the Audit Committee Chair has regularly scheduled teleconferences with each of the Company’s Chief Financial Officer, the lead audit partner from the Company’s independent registered public accounting firm, the Company’s director of internal audit, and the Company’s director of risk management throughout the year.

At the end of each quarter, the Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s financial results, press releases concerning the Company’s financial performance and earnings estimates, any significant control deficiencies identified and steps management has taken or plans to take to remediate any significant control deficiencies, significant estimates and proposed audit adjustments, audit activities, reports to the Company’s ethics hotline, and the results of the Company’s independent registered public accounting firm’s review or audit of its financial statements, among other things.

Each year the Audit Committee evaluates the performance of the Company’s independent registered public accounting firm and considers whether it is in the best interests of the Company and its stockholders to engage the firm for another year. As part of its evaluation, the Audit Committee considers the qualifications of the persons who will be staffed on the Company’s engagement, including the lead audit partner, quality of work, firm reputation, independence, fees, retail experience, and understanding of the Company’s financial reporting processes, policies, and procedures. The Audit Committee solicits feedback from management as part of its evaluation process.

The Audit Committee also prepares the Audit Committee Report that SEC rules require to be included in our annual proxy statement. This report is on page 70 of this proxy statement.

The Board has affirmatively determined that (1) each of our Audit Committee members meets the definition of “independent director” for purposes of serving on the Audit Committee under both Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE listing rules, and (2) each qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met eight times in 2013.

Compensation and Governance Committee

The Compensation and Governance Committee is responsible for, among other matters: (1) reviewing and approving key employee compensation goals, policies, plans and programs; (2) reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating the Chief Executive Officer’s performance in light of these goals and objectives; (3) reviewing and approving, in consultation with or with the approval of the independent directors of the Board, compensation arrangements for the Chief Executive Officer; (4) overseeing the overall performance evaluation process for the Chief Executive Officer; (5) reviewing the performance of and approving compensation arrangements for executive officers other than the Chief Executive Officer; (6) reviewing and approving employment agreements and other similar arrangements between the Company and its executive officers; (7) reviewing and recommending to the Board compensation arrangements for the independent directors; (8) overseeing management’s administration of Company benefit plans and policies, including incentive compensation plans; (9) reviewing the Company’s compensation objectives to ensure they are appropriate and do not incentivize unnecessary and excessive risk taking; (10) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (11) reviewing stockholder proposals and making recommendations to the Board regarding proposals; (12) overseeing the self-evaluation process for the Board and its committees; (13) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; and (14) developing and recommending to the Board a set of corporate governance guidelines and principles applicable to the Company.

The Compensation and Governance Committee also prepares the Compensation and Governance Committee Report that SEC rules require to be included in our annual proxy statement. This report is on page 51 of this proxy statement.

The Board has affirmatively determined that each of our Compensation and Governance Committee members meets the definition of “independent director” for purposes of serving on the Compensation and Governance Committee under the NYSE listing rules.

The Compensation and Governance Committee met five times in 2013.

Compensation Committee Interlocks and Insider Participation

During 2013, Ms. Mangum, Ms. Chawla, and Messrs. Killion and Swinburn served on the Compensation and Governance Committee. None of the members of the Compensation and Governance Committee has been an officer or employee of the Company. No interlocking relationships exist between the members of the Board or Compensation and Governance Committee and the board of directors or compensation committee of any other company. For additional information about the Compensation and Governance Committee’s activities and processes with respect to compensation matters, please refer to, “Executive Compensation—Compensation Discussion  & Analysis—How We Determine Executive Compensation—” on page 36.

Succession Planning

The full Board has the primary responsibility for reviewing the performance of the Chief Executive Officer and the succession plan for this position. The Company has a succession plan for the Chief Executive Officer position and the Board regularly reviews and discusses the plan throughout the year. The Board reviews the performance of the Company’s other executive officers and key contributors and the succession plans for each at least annually.

Identifying and Evaluating Director Candidates

The Compensation and Governance Committee is responsible for identifying, recruiting, and recommending candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders. The Compensation and Governance Committee is responsible for developing the criteria for, and reviewing periodically with the Board, the requisite skills and characteristics of nominees, as well as the composition of the Board as a whole. These criteria include independence, diversity, age, skills, and experience in the context of the needs of the Board. The Compensation and Governance Committee considers a combination of factors for each nominee, including the nominee’s ability to represent all stockholders without a conflict of interest; the nominee’s ability to work in and promote a productive environment; whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; whether the nominee has demonstrated a high level of character and integrity; whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to complex issues encountered by a publicly-traded company; and the nominee’s ability to apply sound and independent business judgment.

As a nationally recognized specialty retailer, we believe experience, qualifications, or skills in the following areas are most important: (1) retail merchandising and operations; (2) apparel and consumer goods; (3) consumer brand marketing and advertising; (4) business development and strategic planning; (5) accounting, finance, and capital structure; (6) human resources and organizational design; (7) supply chain; (8) technology development and management experience; (9) leadership of complex organizations; (10) leadership development and succession planning; (11) corporate governance and board practices of other public companies; (12) e-commerce; (13) risk management; (14) international and franchise operations; and (15) data analytics. The Board believes that diversity of Board members is important and considers background, experience, skills, race, gender, and national origin when considering diversity.

Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information—Stockholder Proposals for Inclusion in the 2015 Annual Meeting Proxy Statement” and “—Other Stockholder Proposals” for information as to how a stockholder can nominate a director candidate. The Compensation and Governance Committee considers all director candidates, including candidates proposed by stockholders in accordance with our Bylaws, based on the same criteria. The Compensation and Governance Committee may engage third-party search firms to identify potential director nominees.

Risk Oversight

The Board, with the assistance of the Audit Committee and the Compensation and Governance Committee, oversees our enterprise risk management (“ERM”) program, which is a program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels, and facilitate and drive appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of enterprise risks. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas.

The Audit Committee oversees management’s implementation of the ERM program, including regularly evaluating our enterprise risk portfolio, management’s approach to identifying risks, and steps management has taken to manage and monitor enterprise risks. The Compensation and Governance Committee is responsible for risk oversight as it relates to our compensation policies and practices and governance structure and processes.

The Board is kept informed of the committees’ risk oversight and related activities primarily through reports of the committee chairs to the full Board and also receives a comprehensive report from management on the ERM program at least annually. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to ensure that the Board is appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Analysis of Risk in Our Compensation Program

The Compensation and Governance Committee evaluates the risks of our compensation program as part of its responsibilities. The compensation program is intended to discourage excessive risk taking by executives and employees to obtain short-term benefits that may be harmful to the Company and our stockholders in the long term. We believe that the following elements of the program discourage excessive risk taking:

•

Short-Term/Long-Term Incentive Mix. The mix between short-term cash incentives and long-term equity-based incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance.

•

Long-Term Incentive Mix. We grant a mixture of long-term equity incentives, comprised in 2013 of stock options and performance-based restricted stock units, because stock options alone may lead to increased risk taking and performance-based restricted stock awards alone may discourage employees from taking appropriate risks. Our equity incentives have multi-year vesting requirements. Furthermore, grants of performance-based restricted stock units are subject to performance-based vesting conditions. Our long-term incentive awards are designed to incentivize long-term stockholder value creation and to encourage retention.

•

Short-Term and Long-Term Incentive Program Design. In order to discourage risk taking, both short-term incentive compensation awards and long-term performance-based restricted stock awards allow for a graduated payout instead of a win or lose payout structure. Each program has a minimum performance threshold below which no payout is earned and a maximum above which no additional payout is earned. In addition, a prorated payout may be earned based on achievement between threshold and target or achievement between target and maximum.

•

Multiple Performance Measures. Our short-term cash-incentive program has a performance target based on operating income and our performance-based restricted stock awards have performance targets based on earnings per share. The varied performance measures are designed to discourage participants from focusing on the achievement of one performance measure at the expense of another.

•

Stock Ownership Guidelines and Holding Requirements. We use meaningful stock ownership guidelines to align our directors’ and executive officers’ interests with our stockholders’ interests and focus our executives on attaining long-term stockholder returns.

•

Clawback and Anti-Hedging Policies. Our clawback policy allows us to recapture any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policies further align our executives’ and employees’ interests with those of our stockholders.

Communications with the Board

Stockholders and other interested parties may contact an individual director, including the Lead Director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, at the following address: Office of the Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 Attn: Board of Directors. Any correspondence should clearly indicate whether the correspondence is intended for an individual director, the Board as a group, or a specified committee or group of directors.

All such reports or correspondence will be forwarded to the appropriate director or group of directors as indicated on the correspondence unless the correspondence is of a trivial nature, irrelevant to the Board’s responsibilities, or already addressed by the Board. A report will be made to the Audit Committee of all communications to the Board, and all such correspondence is made available to all directors.

Director Independence

The Board has reviewed the relationships each director has with the Company and has determined that all of our directors except for Mr. Weiss are “independent directors” under NYSE listing rules and have either no relationships with us (other than as a director and stockholder) or only immaterial relationships with us. Mr. Weiss is not independent because of his position as our Chief Executive Officer.

Code of Conduct

We expect our directors, officers, and employees to act ethically at all times and to adhere to the policies comprising our Code of Conduct. Stockholders may access a copy of our Code of Conduct in the investor relations section of our website at www.express.com/investor. We will promptly disclose any waivers of our Code of Conduct involving our directors or executive officers. We intend to satisfy any disclosure requirements regarding any amendment or waiver of our Code of Conduct by posting the information on the “Corporate Governance” page of our website which can be found at www.express.com/investor.

Outside Board Memberships

Our Corporate Governance Guidelines provide that directors should not serve on more than four other public company boards. Directors are expected to advise the Chairman in advance of accepting an invitation to serve on another public company board or for-profit private company board and before accepting an assignment to any other public company’s audit or compensation committee. No director may serve as a director, officer, or employee of a competitor of ours.

Director Compensation

Overview

Independent non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their time and effort and align their interests with the long-term interests of our stockholders. Employee directors receive no compensation for Board service. The Compensation and Governance Committee, together with its independent compensation consultant, periodically review the form and amount of director compensation and propose any changes to the Board. As part of its review, the Compensation and Governance Committee considers how the Company’s director compensation program compares to the programs at the peer companies referred to in the executive compensation setting process. See “Executive Compensation—Compensation Discussion and Analysis—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking” beginning on page 37 for more information. The Compensation and Governance Committee believes that director compensation should be competitive with the market and geared towards attracting and retaining highly-qualified independent professionals to oversee the Company and represent the interests of the Company’s stockholders.

Eligible non-employee directors were paid an annual retainer of $100,000 for fiscal year 2013. Each director who serves on a committee of the Board is entitled to a $10,000 annual retainer for each committee on which such director serves. In addition, the Chair of the Audit Committee is entitled to an additional annual retainer of $15,000, the Chair of the Compensation and Governance Committee is entitled to an additional annual retainer of $10,000, and the Lead Director is entitled to an additional annual retainer of $25,000. All retainer fees are payable quarterly, in advance, on the first business day of January, April, July, and October. We do not pay additional fees for attending Board or committee meetings.

Eligible non-employee directors also receive equity grants on an annual basis. In 2013, eligible non-employee directors were granted restricted stock units that had a value of approximately $100,000 on the date of grant and that vest on the first anniversary of the date of grant. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with Board and committee meetings.

Changes for 2014

In 2013, the Compensation and Governance Committee reviewed the Company’s director compensation program. In order to further align director pay with the Company’s financial performance, and upon recommendation from its independent compensation consultant, the Compensation and Governance Committee approved the following changes to director compensation effective for fiscal 2014: (1) a reduction in the annual cash retainer paid to eligible independent non-employee directors from $100,000 to $75,000; and (2) an increase in the annual grant date fair value of restricted stock units granted to eligible non-employee directors from approximately $100,000 to approximately $125,000. All restricted stock units awarded to non-employee directors vest on the first anniversary of the date of grant.

Director Stock Ownership Guidelines

The Board has director stock ownership guidelines which call for non-executive directors to own an amount of our common stock equal to the lower of three times their annual cash retainer or 12,000 shares. Directors have five years to meet the guidelines. To avoid fluctuating ownership requirements, once a director has achieved the applicable stock ownership guideline he or she is considered to have satisfied the guideline, provided that the shares used to meet the underlying requirement are retained. As of the end of fiscal 2013, all non-executive directors own shares of our common stock and are on track to meet the stock ownership guidelines. For a discussion of the stock ownership guidelines applicable to Mr. Weiss, refer to “Executive Compensation—Compensation Discussion and Analysis—Other Corporate Governance Considerations in Compensation—Stock Ownership Guidelines.”

2013 Director Compensation Table

The following table sets forth information regarding compensation earned for each of our non-employee directors in 2013.

Director (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Michael G. Archbold	110,000	99,997	209,997
Sona Chawla	110,000	99,997	209,997
Michael F. Devine, III	125,000	99,997	224,997
Theo Killion	110,000	99,997	209,997
Mylle H. Mangum	155,000	99,997	254,997
Peter S. Swinburn	110,000	99,997	209,997

(1)	Mr. Weiss did not receive compensation for service on the Board.
(2)	Reflects the aggregate grant date fair value of restricted stock units. These values have been determined based on the assumptions and methodologies set forth in Note 11 of our financial statements filed with the SEC included in our Annual Report on Form 10-K for the year ended February 1, 2014. These amounts do not represent the actual amounts paid to or received by the named director during 2013. No stock options were granted to any of the Company’s non-employee directors in 2013.
(3)	The aggregate restricted stock units and stock options (whether or not exercisable in the case of options) outstanding as of February 1, 2014 are as follows: Mr. Archbold (6,630 restricted stock units); Ms. Chawla (4,796 restricted stock units); Mr. Devine (6,690 restricted stock units and 10,000 stock options); Mr. Killion (4,796 restricted stock units); Ms. Mangum (6,690 restricted stock units and 2,500 stock options); and Mr. Swinburn (8,463 restricted stock units).

Executive Officers

The following table sets forth the names, ages, and titles of our executive officers as of April 14, 2014:

Name	Age	Position
Michael A. Weiss	72	Chairman & Chief Executive Officer
David G. Kornberg	46	President
Matthew C. Moellering	47	Executive Vice President & Chief Operating Officer
Colin Campbell	55	Executive Vice President—Sourcing and Production
Michael C. Keane	50	Executive Vice President—Human Resources
John J. (“Jack”) Rafferty	62	Executive Vice President—Planning and Allocation
Jeanne L. St. Pierre	54	Executive Vice President—Stores
Douglas H. Tilson	56	Executive Vice President—Real Estate
D. Paul Dascoli	53	Senior Vice President, Chief Financial Officer & Treasurer

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Weiss, whose background information is provided in “Election Of Directors (Proposal No. 1)” on page 9.

David G. Kornberg has served as our President since October 2012. Mr. Kornberg first joined Express in 1999 and has held various roles of increasing responsibility, including as Executive Vice President of Men’s Merchandising and Design from December 2007 to October 2012 and General Merchandise Manager of the Express Men’s business prior to that. From 2002 to 2003, Mr. Kornberg was Vice President of Business Development with Disney Stores. Mr. Kornberg spent the first ten years of his career with Marks & Spencer PLC in the United Kingdom.

Matthew C. Moellering has served as our Executive Vice President & Chief Operating Officer since September 2011. Prior to that, he served as our Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary from October 2009 to September 2011, Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 to October 2009 and our Vice President of Finance from September 2006 to July 2007. Prior to that, he served in various roles with Limited Brands from February 2003 to September 2006, including Vice President of Financial Planning. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003 and prior to that as an officer in the United States Army. Mr. Moellering serves on the board of directors of L.L.Bean, Inc. which is a privately held company.

Colin Campbell has served as our Executive Vice President of Sourcing and Production since June 2005. Prior to that, from March 1997 to June 2005, Mr. Campbell held a number of leadership positions for various divisions of Limited Brands including Cacique and Limited Stores and was an Executive Vice President of Western Hemisphere Operations at Mast from 2003 to 2005. Prior to that, from 1985 to 1997, Mr. Campbell was Vice President of Operations for the dress division of Liz Claiborne. He has also worked in production leadership positions with Bentwood Brothers LTD in England and Daks-Simpson LTD in Scotland.

Michael C. Keane has served as our Executive Vice President of Human Resources since March 2012. He served as Executive Vice President of Human Resources & Stores for Tween Brands, a wholly-owned subsidiary of Ascena Retail Group, Inc. from October of 2011 to March of 2012. Prior to that, he served as Senior Vice President of Human Resources for Tween Brands since August 2007. From April 2006 to August 2007 he served as Executive Vice President of Human Resources for

Victoria’s Secret, and prior to that served as Vice President of Human Resources for Express from August 2001 to April 2006. Prior to that, Mr. Keane served as Director of Associate Development at Express from May 2001 to August 2001 and before that joined Limited Brands in August 2000 as Director of HR in the Structure brand. Mr. Keane served as Director of Associate Development with Borden Foods Corporation from 1995 to 2000 and as Director of Leader Development with Whirlpool Corporation from July 1990 to September 1995.

John J. (“Jack”) Rafferty has served as our Executive Vice President of Planning and Allocation since 1999 after joining Express as Vice President of Planning and Allocation in 1998. Prior to joining Express, Mr. Rafferty held a number of planning and allocation leadership roles with Limited Brands. These roles include Vice President of Planning and Allocation for Lerner from 1990 to 1998, Vice President of Lane Bryant from 1988 until 1990 and Director of Planning and Allocation for Sizes Unlimited from 1984 to 1986. Mr. Rafferty started his career in various planning and allocation roles with Korvettes, Casual Corner and Brooks Fashion.

Jeanne L. St. Pierre has served as our Executive Vice President of Stores since March 2004. Prior to joining Express, she was the Zone Vice President for Bath & Body Works from November 1998 until March 2004, and prior to that, she served as both a Regional Vice President and a District Manager with Ann Taylor. Ms. St. Pierre was also a District Manager and Store Manager for Abercrombie & Fitch, and early in her career she held various management and sales positions with Talbots and Casual Corner, and as an Allocator for Express.

Douglas H. Tilson has served as our Executive Vice President of Real Estate since October 2009. Prior to that, he served as our Senior Vice President of Real Estate from October 2007 to October 2009. Prior to that, he was with Steiner & Associates as Senior Vice President of Leasing from April 2005 until October 2007. Prior to that, Mr. Tilson was Senior Vice President of Real Estate for Tween Brands from July 1999 until April 2005 and served in a number of senior Real Estate positions with Limited Brands from January 1987 until July 1999. Prior to that, he was a labor attorney with the Columbus, Ohio-based law firm Porter, Wright, Morris & Arthur LLP from June 1984 until January 1987.

D. Paul Dascoli has served as our Senior Vice President, Chief Financial Officer and Treasurer since September, 2011. Prior to joining Express, Mr. Dascoli served as Vice President and Chief Financial Officer of VF Jeanswear Limited Partnership since 2006. Prior to that, Mr. Dascoli held a number of senior level financial, administrative and operations positions with Thomasville Furniture Industries, Inc., a division of Furniture Brands International, including Executive Vice President from 2003 to 2006, Senior Vice President Finance & Administration and Chief Financial Officer from 1998 to 2003, and Vice President and Chief Financial Officer from 1996 to 1998. Prior to that, Mr. Dascoli was Vice President Financial Operations for Revlon Consumer Products Company from 1994 to 1996. Prior to that, he was employed in a number of financial roles with PepsiCo, Inc., including Area Chief Financial Officer for the St. Louis, Missouri and Ontario, Canada bottling operations. Mr. Dascoli started his career with Peat Marwick Mitchell & Co., now KPMG. Mr. Dascoli serves on the board of directors, and is the chair of the Audit Committee, of Stanley Furniture Company, Inc.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (the “CD&A”) provides you with information regarding our executive compensation program. To assist you in your review, we have organized the information into the following sections:

•	The Executive Summary reviews the Company’s 2013 business performance and shows how our pay for performance philosophy impacted CEO compensation over the Company’s last three fiscal years;

•	Executive Compensation Objectives and Practices summarizes our executive compensation objectives and practices including changes to our executive compensation program in 2013;

•	Pay For Performance illustrates the strong alignment between our executive compensation program and the Company’s financial performance;

•

How We Determine Executive Compensation describes the process the Compensation and Governance Committee (the “Committee”) follows and the factors it considers when making executive compensation decisions;

•	What We Pay and Why: Elements of Compensation describes the compensation elements of our 2013 executive compensation program; and

•	Other Corporate Governance Considerations in Compensation addresses the other policies and practices that impact our executive compensation program.

This CD&A focuses on the compensation of our named executive officers (our “NEOs”) for 2013, who were:

Name	Position

Michael A. Weiss	Chairman & Chief Executive Officer

David G. Kornberg	President

Matthew C. Moellering	Executive Vice President & Chief Operating Officer

Colin Campbell	Executive Vice President—Sourcing and Production

D. Paul Dascoli	Senior Vice President, Chief Financial Officer & Treasurer

Executive Summary

Overview of Fiscal 2013 Business Results

We made significant progress in 2013 with respect to three of our four growth pillars amidst a challenging retail environment. Our e-commerce business continued to grow rapidly. E-commerce sales in 2013, a 52-week fiscal year, increased 25% compared to 2012, a 53-week fiscal year, and generated more than 15% of our total net sales. In terms of real estate growth, we added 16 new stores in North America (7 net of store closures), including our San Francisco flagship store. We also completed the strategic plan associated with our new outlet store initiative and laid the groundwork for the April 2014 opening of our first Express Factory Outlet store. Progress was also made in terms of our international expansion plan. We added 11 net new franchise stores throughout the Middle East and Latin America, and we entered into a new franchise arrangement to bring the Express brand to South Africa.

In 2013, net sales increased 3% over 2012 to $2.2 billion, and comparable sales increased by 3% over the prior year. This did not, however, translate into operating income, net income, or earnings per share growth. Specifically, operating income declined to $214.3 million compared to $251.6 million in 2012, net income decreased to $116.5 million, compared to net income of $139.3 million in 2012, and earnings per diluted share declined to $1.37 from $1.60 in 2012. It is important to note that 2012 benefited from a 53rd week, which contributed approximately $27.0 million to net sales, approximately $5.2 million to operating income, approximately $3.1 million to net income, and approximately $0.04 to earnings per diluted share in 2012.

Due to the heightened promotional environment, we increased the depth and duration of our promotions. The increase in our promotional activity negatively impacted our gross margin rate, which fell from 34.4% in 2012 to 32.3% in 2013. In 2013, we also continued to invest in the information technology upgrades that are key to our evolution to a truly omni-channel business. These were significant factors contributing to the operating income, net income, and earnings per share declines. While the challenging retail environment prevented us from delivering the productivity gains we anticipated for 2013, we are confident that we took the right steps to navigate the challenges we faced and to position ourselves to be a successful omni-channel retailer over the long term.

In 2014, we will continue to focus on the execution of our growth pillars. Even in this difficult environment, we believe that significant opportunities exist for Express to drive increases in stockholder value.

Relationship Between Business Performance and CEO Compensation

Our executive compensation program is designed to strongly align executive compensation with the Company’s financial performance. In 2013, 84% of target total direct compensation for our CEO was performance-based, and the performance targets we established were challenging. The performance targets established for the Company’s short-term cash incentive program and performance-based restricted stock units were not fully achieved. Accordingly, in 2013, realizable total direct compensation for our CEO was 50% below target reflecting that (i) no cash incentive compensation was paid, (ii) performance-based restricted stock units were earned at 83.5% of target, and (iii) no payout is currently expected under the special one-time cash retention award granted to our CEO in 2013.

Highlighting the strong alignment between pay and performance, the chart below on the left illustrates our CEO’s actual realizable total direct compensation as compared to target realizable total direct compensation over the Company’s last three fiscal years. The chart on the right shows the significant decrease in our CEO’s total direct compensation as reported in the Summary Compensation Table on page 52 during the same three year period.

(1) Refer to “—Pay For Performance—CEO Realizable Pay” on page 35 for detailed information regarding realizable total direct compensation.

(2) Reported Total Direct Compensation is comprised of base salary, short-term incentives, and long-term incentives as reported in the Summary Compensation Table on page 52. Reported Total Direct Compensation excludes non-qualified deferred compensation earnings and all other compensation reported in the Summary Compensation Table.

CEO Realizable Total Direct Compensation vs. Reported Total Direct Compensation

We believe that showing realizable total direct compensation provides important supplemental information to assist our stockholders in understanding our executive compensation program because it shows the value of the total direct compensation actually earned by our CEO as of the end of the fiscal year. The amounts shown in the chart above on the right and reported in the Summary Compensation Table on page 52 include the grant date fair value of performance-based restricted stock awards at target, without regard to whether they were actually earned. In 2012, our CEO did not receive any performance-based restricted stock because the performance threshold was not met, however, the Summary Compensation Table includes the grant date value of the performance-based restricted stock at target, which had a value of approximately $4.6 million. In 2013, our CEO actually earned performance-based restricted stock units at 83.5% of target.

Further, with respect to stock options, the Summary Compensation Table reports the grant date fair value of the stock options as calculated in accordance with generally accepted accounting principles (“GAAP”), while actual realizable total direct compensation reflects any amounts actually received by our CEO through the exercise of stock options plus the actual value that would be received by our CEO upon the exercise of the outstanding stock options as of each fiscal year end, many of which are currently underwater.

Accordingly, we believe that realizable total direct compensation better represents the alignment between pay and performance.

Executive Compensation Objectives and Practices

The core objectives that serve as the foundation for our compensation program are:

Program Objective	Achievement of Objective
Pay for Performance	• A significant portion of our executives’ target pay is not guaranteed and is tied to business performance.

•      Our performance targets are achievable, yet challenging. For information regarding the Company’s 2013 performance targets and their effect on 2013 pay, See “—Pay For Performance—The Alignment Between Pay and Performance in 2013” on page 34.

Pay Competitively	• Our executive compensation program is designed to enable us to compete effectively for the executive talent we need to be able to successfully execute our strategic plans.
• Executives are rewarded with above-target pay when Company goals are exceeded.
Pay Responsibly - Stockholder Alignment

•      A meaningful portion of NEO pay opportunity is variable (delivered through the combination of short-term and long-term incentive awards) where the value is linked to achievement of Company financial performance targets and changes in stock price.

• Each of our NEOs is subject to substantial stock ownership requirements.
Pay Responsibly - Discourage Excessive Risk Taking	• The mix between short-term incentives and long-term incentives is intended to discourage executives and employees from maximizing short-term performance at the expense of long-term performance.

•      Our short-term cash-incentive program has a performance target based on operating income and our performance-based restricted stock units have performance targets based on earnings per share, thereby discouraging participants from focusing on the achievement of one performance measure at the expense of another.

• Our incentive cash and equity awards are capped.
• Our NEOs are subject to a clawback policy and policies prohibiting hedging and other speculative activity.
• Refer to page 19 for additional information regarding risk considerations.

Below we highlight certain executive compensation practices, including practices we have implemented to strongly align executive compensation with the Company’s financial performance, and practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We DO:
☑	Pay for Performance—Our executive compensation program is designed to tie executive pay to the Company’s financial performance. A meaningful portion of our executives’ compensation is incentive-based and contingent upon Company financial performance and appreciation in the Company’s stock price.

☑	Annual Advisory Vote on Executive Compensation (Say-on-Pay)—We offer our stockholders the opportunity to vote annually on the Company’s executive compensation program. Refer to page 72 for more information about the non-binding say-on-pay proposal.

☑	Performance-Based Equity Awards—In 2013, all equity awards granted to our NEOs were comprised of a mix of performance-based restricted stock units, with performance based on adjusted earnings per diluted share, and stock options. For our CEO, approximately 65% of the grant date fair value (at target) of the equity awards were comprised of performance-based restricted stock units.

☑	Challenging Performance Targets—We establish performance targets for our executive compensation program that are achievable, yet challenging. Our NEOs earned compensation amounts significantly below target level for both 2012 and 2013, which demonstrates the rigor of our performance targets.

☑	Stock Ownership Guidelines—We have stock ownership guidelines for all executive officers and Board members. We believe these requirements, combined with certain other elements of our overall compensation program, provide executive officers and directors with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of Express.

☑	Regular Review of Share Utilization—We evaluate share utilization by reviewing ongoing grants, forfeitures, overhang levels (dilutive impact of equity compensation to our stockholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

☑	Peer Group Comparison—The Committee reviews our peer group annually and makes changes as appropriate. The Committee approved changes to our peer group in 2012 as part of its process for establishing executive compensation in 2013 and made an additional change to our peer group in 2013 that will be used by the Committee when making executive compensation decisions for 2014. See page 37 “—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking.”

☑	Clawback Policy—Consistent with our objective to pay responsibly and discourage excessive risk taking, the Company maintains a recoupment policy whereby incentive compensation paid to our NEOs and other key executives is subject to adjustment and recovery in the event of certain financial restatements or fraudulent activities. See “—Other Corporate Governance Considerations in Compensation—Compensation Clawback Policy.”

☑	Independent Compensation Consulting Firm—The Committee is advised by an independent compensation consulting firm that provides no other services to the Company.

☑	Mitigate Undue Risk - Our compensation program is designed to drive financial performance and create stockholder value without encouraging inappropriate or excessive risk-taking. We take steps to mitigate undue risk associated with our compensation program through caps on potential payments, clawback provisions, stock ownership guidelines, multiple performance targets, and robust Board and management processes to identify risk. We do not believe that the Company’s executive compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we validate through our risk assessment of incentive-based compensation programs each year. Refer to page 19 for additional detail regarding risk considerations.

☑	Review Tally Sheets—The Committee reviews tally sheets for our NEOs prior to making annual executive compensation decisions. Tally sheets provide a comprehensive line item view of compensation where each component of compensation is tallied up.

What We DON’T DO:
☒	No Special Tax Gross-Ups—We do not provide special tax gross-ups to executives.

☒	No Pension Plans or Other Post-Employment Defined Benefit Plans—We do not provide any qualified or non-qualified post-employment defined benefit plans.

☒	No Repricing of Underwater Stock Options or Reloads of Stock Options—The Company’s 2010 Incentive Compensation Plan, as amended (the “Plan”), prohibits the repricing of stock options without the consent of stockholders and does not allow for reloads of stock options to the extent stock options are used to pay the exercise price or taxes with respect to stock option exercises.

☒	No Hedging or Pledging Transactions—We prohibit employees, including NEOs and directors, from hedging any securities of the Company held by them. Pledging of Company securities is permitted only with pre-approval, but the Company has never approved a pledging transaction following our IPO and does not intend to absent special circumstances.

☒	No Single Trigger Change-in-Control Payments - Our NEOs are not currently entitled to any single-trigger special vesting, severance, or other benefits in a change-in-control.

2013 Committee Actions

Key changes to our executive compensation program for 2013 included:

•

Annual Advisory Vote on Executive Compensation (Say-on-Pay): At our 2011 annual meeting, our stockholders voted to hold an advisory vote on our executive compensation program once every three years. Although SEC rules did not require the Company to hold another advisory vote to determine the frequency of future advisory say-on-pay votes until 2017, based on stockholder feedback gathered since our 2011 annual meeting, the Committee and Board believed that more of our stockholders preferred to have an opportunity to express their views on the Company’s executive compensation program on an annual basis. As such, at the Company’s 2013 annual meeting, the Board, upon recommendation by the Committee, gave stockholders the opportunity again to cast an advisory vote to determine the frequency of future advisory votes on executive compensation even though not required. The Board recommended that stockholders vote in favor of holding an advisory say-on-pay vote on an annual basis and stockholders expressed strong support for the Board’s recommendation with approximately 87% of the votes cast in favor of holding an annual advisory say-on-pay vote. Accordingly, we now offer our stockholders the opportunity to vote annually on the Company’s executive compensation program. Refer to page 72 for more information about the non-binding say-on-pay proposal.

•

Performance-Based Restricted Stock Units: Continuing our progress toward increasing the performance-based nature of our executive compensation program, 2013 marked the first year in which all of our NEOs had the same performance target associated with their performance-based restricted stock units, which was set at adjusted earnings per diluted share of $1.64 for 2013, an increase of 5% over the comparable 52-week period in 2012. When we initiated our transition to performance-based restricted stock awards in 2012, the performance target for our NEOs, excluding the CEO, was positive adjusted earnings per share. We believe that granting restricted stock units with performance-based vesting criteria is a good governance practice that strengthens the alignment between our executive compensation program and stockholder interests. Refer to “—What We Pay And Why: Elements of Compensation—Long-Term Incentives—2013 Performance-Based Restricted Stock Units” on page 43 for additional information.

•

Special One-Time Performance-Based CEO Retention Award: In April 2013, the Committee determined that in order to support the Board’s succession planning process and desire for leadership continuity, a special one-time cash award should be granted to Mr. Weiss to incentivize his retention. It was further determined that the award should be performance-based. Accordingly, the amount of the award is based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. Refer to “—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 45 for more detailed information regarding the award.

•

Reduction in CEO Pay Opportunity: CEO realizable total direct compensation at target in 2013, excluding the special one-time cash retention award, was significantly lower in 2013 than in either 2012 or 2011, reflecting a 30% decrease from 2012 and a 47% decrease from 2011. Refer to “—Pay For Performance—CEO Realizable Pay” on page 35 for more detailed information.

•

Peer Group: For purposes of determining 2013 executive compensation, the Committee updated the group of peer companies used for compensation comparison purposes. As a result of the changes, which reduced the peer group median for revenue and market capitalization, the peer group is now closer in size to the Company in terms of revenue and market capitalization than it was prior to the changes. See page 37 “—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking” for additional information.

•

Changes to Severance Arrangements for our Other NEOs: In April 2013, as part of the Committee’s annual review of executive compensation arrangements, the Committee approved changes to the severance arrangements for Messrs. Kornberg, Moellering, Campbell, and Dascoli in order to make them more competitive and to bring them in-line with the severance arrangements offered by the Company’s peer group. Under the amended severance arrangements: (1) if a qualifying termination occurs that is not in connection with a change-in-control, the executive is generally eligible to receive 18 months of base salary continuation, the amount of cash incentive compensation that he would have otherwise received during the 12 months following termination, and certain medical benefits; and (2) if a qualifying termination occurs in connection with a change-in-control, the executive is generally eligible to receive a one-time payment equal to (a) two times the executive’s annual base salary plus 1.5 times the executive’s annual cash incentive compensation at target, (b) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based restricted stock awards), and (c) certain medical benefits. Refer to “—Employment Related Agreements—Other Employment Agreements Entered into Prior to the IPO” beginning on page 58 for additional information.

Outcome of 2013 Say-On-Pay Vote

At the Company’s 2013 annual meeting, we held a stockholder advisory vote on executive compensation. Stockholders demonstrated strong support for the compensation of our NEOs with approximately 94% of the votes cast in support of this “say-on-pay” proposal. The Committee considered this vote as demonstrating strong support for the overall design and results of our compensation program in 2012, which included strong alignment between pay and performance.

For 2013, the overall design of our executive compensation program remained largely unchanged. Just as in 2012, a meaningful portion of our NEO’s pay opportunity was variable (delivered through the combination of short-term and long-term incentive awards) where the value was linked to stock price appreciation and the Company’s achievement of challenging performance targets. As a result, in 2013, just as in 2012, the challenging performance targets resulted in strong alignment between pay and performance with our NEOs earning performance-based compensation amounts that were significantly below target.

Pay For Performance

Performance-Based Compensation

Company Performance. We tie a significant portion of executive compensation to the Company’s financial results and stock price in order to achieve our objective to pay for performance. As shown in the charts below, for 2013, 84% of CEO compensation and 66% of other NEO compensation at target was performance-based.

(1)Target total direct compensation is comprised of base salary, short-term incentives, and long-term incentives. Variable Compensation is comprised of short-term incentives and long-term incentives.

(2) Includes 50% of the target value of the special one-time cash retention award granted to Mr. Weiss in 2013 that has a two-year performance period commencing on the first day of fiscal year 2013 and ending on the last day of fiscal year 2014.

Refer to “—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 45 for more detailed information regarding the award.

Our short-term incentives are paid in cash and become earned based on the achievement of performance targets based on operating income. Our long-term incentives include a mix of stock options and performance-based restricted stock units, both subject to time-based vesting. For 2013, our NEOs were granted a mix of approximately one-third stock options and two-thirds performance-based restricted stock units, calculated using the grant date fair value (at target with respect to the performance-based restricted stock units). The performance-based restricted stock units have performance targets based on earnings per share. The varied performance measures are designed to discourage executives from focusing on the achievement of one performance measure at the expense of another.

In addition to the short-term and long-term incentive compensation available to our NEOs generally, in 2013, our CEO was granted a special one-time cash retention award which will vest only upon the achievement of performance criteria based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year.

For more information about our short-term incentives, long-term incentives, and the CEO special one-time cash retention award, see “—What We Pay and Why: Elements of Compensation—Performance-Based Incentives” beginning on page 40.

Individual Performance. Executives are also compensated based on individual performance factors. Individual awards vary based on the individual’s position, performance, ability to impact financial performance, and future potential.

Individual performance is evaluated based upon several individualized leadership factors, including:

•	attaining specific financial and operational objectives;

•	building and developing individual skills and a strong leadership team;

•	execution of the Company’s business strategy; and

•	individual performance relative to job requirements.

The Committee considers individual performance when determining (1) the annual merit-based pay increase for the NEO, (2) the size of the performance-based cash incentive compensation opportunity for the NEO, and (3) the size (grant date fair value) of the long-term incentives awarded to the NEO.

The Alignment between Pay and Performance in 2013

The following charts illustrate the strong relationship between Company financial performance (based on two of our key financial performance metrics) and our CEO’s compensation in 2013. These key metrics, operating income and earnings per diluted share, were chosen as performance measures under our incentive compensation programs because they are reflective of the financial performance of the Company, which ties directly to changes in stockholder value.

(1) Our performance-based restricted stock units had a performance target based on adjusted earnings per diluted share. There were no adjustments to earnings per diluted share in 2013.

(2) Includes realizable total direct compensation which is comprised of base salary, short-term incentives, and long-term incentives. Refer to “—CEO Realizable Pay” on the following page for additional information regarding realizable total direct compensation.

Further illustrating the alignment between executive pay and the Company’s financial performance, the following table compares our incentive compensation performance targets with the Company’s actual performance in 2013, and shows the impact of the Company’s financial performance on NEO compensation in 2013.

Major Elements of Variable Compensation	Performance Period	Performance Metric	Performance Target	Actual Performance	Actual Compensation Awarded
Performance-Based Short-Term Cash Incentive (See page 41 for more information)	Spring Season 2013	Operating Income	$109.0M	$92.1M	No payout
	Fall Season 2013	Operating Income	$153.5M	$122.2M	No payout
Performance-Based Restricted Stock Units (See page 43 for more information)	2013	Adjusted Earnings Per Diluted Share	$1.64	$1.37	83.5% of Target
CEO Performance-Based Long-Term Cash Incentive (See page 45 for more information)	2013 - 2014	TSR vs. S&P 500 TSR	50th Percentile	Below 25th Percentile(1)	Currently tracking at no payout(1)

(1) As of February 1, 2014. The performance-based award is based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 (“Relative TSR”) over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. The “Currently tracking at no payout” status of this award reflects that through the end of the first fiscal year of the two-year performance period, Relative TSR was below the 25th percentile, which is the minimum level for any payout under the award. Relative TSR will need to significantly improve in fiscal year 2014 in order for there to be any payout at the end of the performance period. Refer to “—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 45 for more detailed information regarding the award.

CEO Realizable Pay

The following chart shows realizable total direct compensation (“TDC”) at target and actual for Mr. Weiss over the last three years. The chart details the significant difference between realizable TDC at target versus actual realizable TDC during 2012 and 2013, which reinforces the steps we have taken to make our executive compensation program more performance-based.

Realizable TDC is comprised of base salary, short-term incentives, and long-term incentives (“LTI”). Actual realizable TDC is intended to measure the actual amount of pay Mr. Weiss can expect to receive from his base salary and performance-based compensation awards. Actual realizable TDC consists of actual cash bonus payouts and the actual amount of pay delivered from equity awards including a current estimate of value for awards that have not yet vested. Realizable TDC is supplemental information and is not a substitute for the information reported in the Summary Compensation Table on page 52.

For 2012 and 2013, actual realizable TDC varies from the total compensation reported in the Summary Compensation Table because the Summary Compensation Table requires the inclusion of the grant date fair value of performance-based restricted stock awards at target even though achievement was below target in both 2012 and 2013. Further, the Summary Compensation Table reports the grant date fair value of stock options as calculated in accordance with GAAP, while actual realizable total direct compensation reflects any amounts actually received by the CEO through the exercise of stock options plus the actual value that would be received by the CEO upon the exercise of the outstanding stock options as of each fiscal year end, many of which are currently underwater.

Realizable TDC at Target				Actual Realizable TDC
Elements of TDC	2011	2012	2013	Elements of TDC	2011	2012	2013
Annual Cash				Annual Cash
Base Salary (1)	$1,500,000	$1,500,000	$1,500,000	Base Salary (1)	$1,500,000	$1,500,000	$1,500,000
Target Bonus (2)	$2,250,000	$2,325,000	$2,325,000	Actual Bonus Paid (4)	$4,041,000	$567,300	$0
Sub-Total	$3,750,000	$3,825,000	$3,825,000	Sub-Total	$5,541,000	$2,067,300	$1,500,000
LTI Grant Values				LTI: Realized Values
Performance Cash (3)	0	0	$2,000,000
Options (4)	$5,229,150	$2,424,456	$1,347,651	Options	$0	$0	$0
Restricted Shares/Units (4)	$5,275,350	0	0	Restricted Shares/Units	$3,924,450	0	0
Performance Shares/Units (4)	0	$4,575,300	$2,453,760	Performance Shares/Units	0	$0	$0
Sub-Total	$10,504,500	$6,999,756	$5,801,411	Sub-Total	$3,924,450	$0	$0
				LTI: Unrealized Values
				Performance Cash (5)	0	0	$0
				Options (6)	$4,114,272	$1,213,386	$1,296,000
				Restricted Shares/Units (6)	$1,645,400	0	0
				Performance Shares/Units (6)	0	$0	$2,028,969
				Sub-Total	$5,759,672	$1,213,386	$3,324,969

Total TDC	$14,254,500	$10,824,756	$9,626,411	Total TDC	$15,225,122	$3,280,686	$4,824,969
				% of Target TDC	107%	30%	50%

(1) Reflects amounts approved by the Compensation and Governance Committee during the applicable fiscal year and effective in April of that year.

(2) Reflects amounts disclosed in the Grants of Plan-Based Awards table on page 54 for the applicable fiscal year.

(3) With respect to the special one-time cash retention award, reflects 50% of the target value of the award granted to Mr. Weiss in 2013 that has a two-year performance period commencing on the first day of fiscal year 2013 and ending on the last day of fiscal year 2014. Refer to note 5 below and to “—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 45 for more detailed information regarding the award.

(4) Reflects amounts disclosed in the Summary Compensation Table on page 52 for the applicable fiscal year.

(5) As of February 1, 2014. The performance-based award is based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 (“Relative TSR”) over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. The $0 value attributed to this award reflects that through the end of the first fiscal year of the two-year performance period, Relative TSR was below the 25th percentile, which is the minimum level for any payout under the award. Relative TSR will need to significantly improve in fiscal year 2014 in order for there to be any payout at the end of the performance period. As required by FASB ASC Topic 718 and Staff Accounting Bulletin 107, the Company has recorded $1,068,094 of compensation expense associated with this award for 2013, which assumes a fair value of the award of $2,342,804 based on a Monte Carlo analysis. Refer to “—What We Pay and Why: Elements of Compensation—Long-Term Incentives—Succession Planning & Special CEO Retention Award” on page 45 for more detailed information regarding the award.

(6) Reflects awards disclosed in the Outstanding Equity Awards at Fiscal Year End table on page 55 displayed by grant year. The values shown for options reflect the Black-Scholes value with share price, volatility, expected term, and risk free rate assumptions as of the Company’s fiscal year end as follows:

•	Stock price of $17.32 as of January 31, 2014.
•	Volatility of 56.45%, which represents the assumption used for fiscal year 2013 awards.
•

Expected term of 4.4 years, 4.9 years, and 5.5 years for the 2011, 2012, and 2013 awards, respectively. These values were calculated by multiplying the ratio of the expected term at grant divided by the original term to the remaining term at February 1, 2014.

•	Risk free rate of 1.49% for the 2011, 2012, and 2013 awards. These values reflect the yield as of January 31, 2014 of a U.S. Treasury with a term closest to the expected term of the option.

How We Determine Executive Compensation

Determining Compensation for the CEO

The Committee works directly with Frederic W. Cook & Co. (“F.W. Cook”) to obtain independent market data, analysis, and advice related to our CEO’s total compensation package. The Committee, together with F.W. Cook, present a recommended pay package for our CEO to the independent directors of the Board for further review, discussion, and approval. Mr. Weiss does not participate in any deliberations with regard to his own compensation. The Committee takes multiple factors into consideration including: the CEO’s existing compensation, the Company’s performance, the CEO’s individual performance and qualifications, peer group CEO pay levels, competitor and industry performance, our compensation objectives, and our business and succession plans.

Mr. Weiss is a founder-like CEO and is widely regarded as the visionary for Express. Mr. Weiss joined us when we were just an eight-store experimental division of Limited Brands in 1980. His experience, talents, and track record make him a recognized industry leader and have played an important part in our success. Since his return to the Company in 2007 following a brief retirement, we have built:

•	a sustainably profitable business within the specialty apparel market rooted in strategic initiatives and process;

•	a business that recognizes and focuses on the necessity of the impeccable execution which is required to monetize strategy; and

•	a business where process helps to minimize the randomness generally associated with fashion retail.

Based on this review and these considerations, the Committee recommended that Mr. Weiss’ on-going pay level (i.e. pay without regard to the one-time cash retention award) should provide him with an opportunity to earn at approximately the 75th percentile for CEOs within our peer group. The Committee also believes the most significant portion of this earnings opportunity should reside in the performance-based components of our CEO’s compensation package so that our CEO’s ability to actually realize compensation at the 75th percentile is contingent on satisfying challenging performance targets.

Determining Compensation for the Other NEOs

Each year, the Committee approves a compensation package for each of our executive officers that is consistent with our compensation objectives. As part of the review and approval process, at the Committee’s request, our CEO and Executive Vice President of Human Resources make recommendations to the Committee regarding NEO compensation (other than for the CEO) for the year. The recommendations are based on individual performance, compensation data compiled from independent third-party executive compensation surveys, publicly available data from our peer group companies, and feedback and insights from management’s compensation consultant (Hay Group), all of which is summarized by management and shared with the Committee. The Committee has an opportunity to review, analyze, and discuss the information and recommendations with its independent compensation consultant, F.W. Cook, and outside the presence of management. The Committee gives considerable weight to the CEO’s evaluation of the other NEOs when approving other NEO compensation because of his direct knowledge of each executive officer’s performance and contributions.

The Role of Peer Companies and Benchmarking

How The Peer Group is Determined: The Committee selects our peer group companies based on such factors as business focus, competition for executive talent, geographic proximity of corporate locations, size of business, and publicly available compensation data. The size of the group has been established so as to provide sufficient market data across the range of senior positions at Express. The Committee annually evaluates whether companies should be added to or removed from our peer group companies.

For purposes of determining 2013 executive compensation, the Committee, in August 2012, updated our group of peer companies used for compensation comparison purposes. These changes included removing (a) two companies that have been acquired by other companies: Charming Shoppes and Talbots and (b) three companies that have significantly higher revenue than our Company: Coach, L-Brands (formerly known as Limited Brands), and Polo Ralph Lauren. These changes also included adding five companies that have revenue and market capitalizations closer to Express: Buckle, Genesco, Men’s Wearhouse, Saks, and Stage Stores.

Our peer group used for determining compensation in 2013 was comprised of the following retail companies:

Abercrombie & Fitch	Chico’s FAS	Men’s Wearhouse
Aeropostale	Children’s Place Retail Stores	New York & Company
American Eagle Outfitters	DSW	Saks
Ann Taylor Stores	Kate Spade (formerly Fifth & Pacific)	Stage Stores
Ascena Retail Group	Genesco	Urban Outfitters
Buckle	Guess?

In September 2013, as part of its annual review of peer companies used for compensation comparison purposes, the Committee further updated the peer group by removing Saks, which was acquired by

Hudson’s Bay, and adding The Finish Line, which has a revenue level and market capitalization that is similar to Express. The new peer group will be used by the Committee for comparison purposes when making executive compensation decisions for 2014.

The following chart compares Express’ revenue and market capitalization to the median revenue and market capitalization for its updated peer group.

In Billions	Express	Peer Group Median

Annual Revenue*	$2.2	$2.5
Market Capitalization*	$1.4	$2.3

* Revenue based on publicly available information for the trailing four quarters as of March 23, 2014. Market capitalization is as of January 31, 2014 (the last trading day of the Company’s 2013 fiscal year).

How The Peer Group is Used: The Committee reviews both compensation and performance at peer companies to support its decision-making process so it can set total compensation levels that it believes are consistent with our compensation objectives to pay for performance and pay competitively. The Committee does not strictly set compensation at a given level relative to its peers (e.g., median), except that the Committee has historically benchmarked CEO target compensation at approximately the 75th percentile. The pay positioning of individual executives varies based on their competencies, skills, experience, and performance, as well as internal alignment and pay relationships. Actual total compensation earned may be more or less than target based on Company performance results during the performance period.

It is important to note that benchmarking at the 75th percentile represents CEO compensation opportunity only, and not the CEO’s reported total direct compensation or actual realizable total direct compensation. As shown in the following chart, CEO reported total direct compensation for 2013 of $5.3 million fell significantly below the median level of our peer group and was consistent with the relative total shareholder return ranking of Express among its peer companies in 2013.

(1) Reported Total Direct Compensation is comprised of base salary, short-term incentives, and long-term incentives as reported in the Summary Compensation Table on page 52. Reported Total Direct Compensation excludes non-qualified deferred compensation earnings and all other compensation reported in the Summary Compensation Table. Peer group data represents CEO compensation amounts in 2012 which are publicly available for the peer group companies used to determine 2013 compensation.

The Role of the Stockholder Say-on-Pay Vote

The Company regularly engages our stockholders upon request and shares feedback with the Committee, which the Committee considers when making executive compensation decisions. The Committee also considers the outcome of say-on-pay proposals when making compensation decisions. At the Company’s 2013 annual meeting, stockholders expressed strong support for the compensation of our named executive officers with approximately 94% of the votes cast in support of our “say-on-pay” proposal. The Committee considered this vote as demonstrating strong support for the overall design and results of our compensation program in 2012, which included strong alignment between pay and performance.

The Role of the Committee’s Compensation Consultant

The Committee engages an independent executive compensation consultant to advise the Committee about our executive compensation program and practices. The Committee selected F.W. Cook as its independent consultant for 2013.

The Committee has determined that the work of F.W. Cook did not raise any conflicts of interest in 2013. In making this assessment, the Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act, including the fact that F.W. Cook does not provide any other services to the Company, the level of fees received from the Company as a percentage of F.W. Cook’s total revenue, policies and procedures employed by F.W. Cook to prevent conflicts of interest, and whether the individual F.W. Cook advisers to the Committee own any of the Company’s stock or have any business or personal relationships with members of the Committee or our executive officers.

Risk Considerations

Each year, the Committee reviews the Company’s various incentive compensation programs and practices and the processes for implementing these programs to determine whether they encourage decision-making that could expose the Company to unreasonable risks of material adverse consequences. Based on its review, the Committee confirmed that the Company’s compensation program is not likely to encourage unnecessary risk taking and the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. Refer to “Corporate Governance—Risk Oversight—Analysis of Risk in our Compensation Program” on page 19 for additional information.

What We Pay and Why: Elements of Compensation

As discussed throughout this CD&A, the compensation policies applicable to our NEOs are reflective of our objective to pay for performance, whereby a significant portion of both cash and equity-based compensation is contingent upon the achievement of measurable financial objectives and enhanced equity value, as opposed to base salary and perquisites not directly linked to objective financial performance. This compensation mix is intended to drive executive officers to enhance stockholder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity-based incentives; and

•	certain additional executive benefits and perquisites.

Base salary, performance-based cash incentives, and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, are intended to substantially satisfy our program’s overall objectives.

The Committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives; however, it does not apply any rigid allocation formula in setting our executive compensation, and the Committee may make adjustments to this approach for various positions on a case by case basis as appropriate.

In addition, we believe that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and we seek to ensure that the overall compensation package is competitive at the time the package is negotiated with the executive officer.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. NEO base salaries reflect the Company’s compensation objectives, with each salary determined by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, execution of business strategy, attaining specific financial and operational objectives, building and developing individual skills and a strong leadership team, peer group and other publicly available compensation data, and individual performance relative to job requirements.

The annual base salaries in effect for each of our NEOs as of February 1, 2014 are shown in the following table:

Name	2012 Fiscal Year End	Changes to Base Salary During 2013	2013 Fiscal Year End
Michael A. Weiss	$1,500,000	No change since 2011.	$1,500,000
David G. Kornberg	$700,000	No change since 2012.	$700,000
Matthew C. Moellering	$700,000	In April 2013, Mr. Moellering received a merit and market-based salary increase from $700,000 to $750,000.	$750,000
Colin Campbell	$545,000	In April 2013, Mr. Campbell received a merit and market-based salary increase from $545,000 to $555,000.	$555,000
D. Paul Dascoli	$465,000	In April 2013, Mr. Dascoli received a merit and market-based salary increase from $465,000 to $500,000.	$500,000

Base salaries for all NEOs are planned to stay the same for 2014.

Performance-Based Incentives

Short-Term Incentives

Our short-term, performance-based cash incentive program provides our NEOs with incentive payment opportunities for each six-month operating season. These incentive payment opportunities are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met. Using short-term incentives tied to the traditional retail selling seasons of Spring (February through July) and Fall (August through January) allows us to establish appropriately challenging performance targets that align business performance expectations with the seasonal nature of our business and prevailing market and economic conditions.

2013 Short-Term Incentive Cash Compensation

The pre-established objective financial performance goals under the short-term cash incentive program for 2013 were based on operating income, subject to adjustments for certain extraordinary items. Operating income is used because it is a performance measure over which executives can have significant impact, and is also directly linked to the Company’s long-range growth plan which drives stockholder value. There were no adjustments made for extraordinary items in 2013 for purposes of determining whether the performance targets had been achieved.

The Committee sets the performance goals at the beginning of each six-month season based on an analysis of (1) historical performance, (2) internal financial plans, and (3) general economic conditions.

The target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. For 2013, the amount of performance-based cash incentive opportunity for participating executives ranged from zero to double their incentive target, based upon the extent to which the pre-established performance goals were achieved or exceeded. The threshold, target, and maximum short-term performance-based cash incentive payout opportunities for our NEOs for 2013 are set forth in the “Grants of Plan-Based Awards” table on page 54.

The short-term incentive cash compensation target as a percentage of base salary in effect for each of our NEOs for 2013 is shown below:

	Annual Short-Term Incentive Payout Opportunity at Target (as a % of Base Salary)
Name	2012 Fiscal Year End	Changes to Short-Term Incentives During 2013	2013 Fiscal Year End
Michael A. Weiss	155%	No change in 2013.	155%
David G. Kornberg	80%	No change in 2013.	80%
Matthew C. Moellering	85%	No change in 2013.	85%
Colin Campbell	60%	No change in 2013.	60%
D. Paul Dascoli	50%	In April 2013, Mr. Dascoli received a merit and market-based increase from 50% to 60%.	60%

The following tables show (1) each NEO’s performance-based cash incentive targets and actual payout as a percentage of base salary, and (2) the operating income goals used to determine the cash incentive payment for 2013. In 2013, the Company failed to achieve both the Spring and Fall operating income performance thresholds. Accordingly, our NEOs did not receive any cash incentive compensation in 2013.

	Spring 2013					Fall 2013
	Percentage of Annual Base Salary (February 2013 through July 2013)					Percentage of Annual Base Salary (August 2013 through January 2014)

Name	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Actual Payout	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Actual Payout

Michael A. Weiss	0%	12.4%	62.0%	124.0%	0%	0%	18.6%	93.0%	186.0%	0%

David G. Kornberg	0%	6.4%	32.0%	64.0%	0%	0%	9.6%	48.0%	96.0%	0%

Matthew C. Moellering	0%	6.8%	34.0%	68.0%	0%	0%	10.2%	51.0%	102.0%	0%

Colin Campbell	0%	4.8%	24.0%	48.0%	0%	0%	7.2%	36.0%	72.0%	0%

D. Paul Dascoli	0%	4.8%	24.0%	48.0%	0%	0%	7.2%	36.0%	72.0%	0%

Performance Goal	Goal for Minimum Payout	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved	Goal for Minimum Payout	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved

Operating Income (in millions)	< $98.0	$98.0	$109.0	>= $119.0	$92.1	< $140.8	$140.8	$153.5	>= $167.5	$122.2

2014 Short-Term Incentive Cash Compensation

In 2014, we expect to continue with our short-term incentive cash compensation program using operating income as the performance metric. The minimum, threshold, target, and maximum payouts as a percentage of base salary are planned to stay the same in 2014.

We do not believe that disclosure of our 2014 performance goals is relevant to an understanding of compensation for 2013. In addition, because the components of operating income for 2014 contain highly sensitive data, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2014 goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

Long-Term Incentives

Our long-term equity incentive awards are generally intended to accomplish the following main objectives: (1) create a direct correlation between the Company’s financial performance and stock price and compensation paid to our NEOs; (2) long-term retention of our NEOs; (3) assist in building equity ownership of our NEOs to increase alignment with long-term stockholder interests; (4) attract and motivate key employees; (5) reward participants for performance in relation to the creation of stockholder value; and (6) deliver competitive levels of compensation consistent with our compensation objectives. Equity-based awards for our NEOs are determined on a position-by-position basis using survey data for corresponding positions in our peer group, the individual’s job responsibilities, individual performance relative to job requirements and qualifications, execution of the Company’s business strategy, ability to impact financial performance and operational objectives, and future potential.

Executives are generally granted equity-based awards as part of our annual merit review process consistent with the executive compensation decision making process described above. During this process, the Committee determines the appropriate overall value and mixture of each equity-based grant for the NEOs. We believe this mixture provides an appropriate balance between the goals of increasing the price of the Company’s common stock and avoiding risks that could threaten the Company’s growth and stability.

For 2013, the Committee and Board determined that NEOs would receive a mixture of performance-based equity awards comprised of approximately one-third stock options with time-based vesting and two-thirds restricted stock units with performance and time-based vesting criteria based on grant date fair value. The grants are shown in the following tables.

2013 Stock Options

In April 2013, the Company granted our NEOs the following non-qualified stock options:

Name	Number of Non-Qualified Stock Options Granted
Michael A. Weiss	146,640
David G. Kornberg	34,200
Matthew C. Moellering	38,000
Colin Campbell	19,760
D. Paul Dascoli	18,050

For Mr. Weiss, one-third of the stock options vest on the first three anniversaries of the grant date, subject to continued employment, or service with the Company as non-executive chairman of the Board. For our other NEOs, one-fourth of the stock options vest on the first four anniversaries of the grant date, subject to continued employment with the Company.

The exercise price for stock options is set at the most recent closing trading price prior to the grant date. Options vest over multiple years and are exercisable for 10 years after grant, which furthers stockholder alignment by encouraging a focus on long-term growth and stock performance.

2013 Performance-Based Restricted Stock Units

The following chart identifies the performance levels, the financial performance goals, and corresponding payouts as a percentage of the target performance-based restricted stock unit award opportunity under the Company’s long-term equity incentive program for 2013.

Performance Level	Performance Metric: 2013 Adjusted Earnings Per Diluted Share	% of Performance Shares Earned
Below Threshold	Less than $1.23	0% of target grant

Threshold	$1.23	75% of target grant

Target	$1.64	100% of target grant

Maximum	$2.05 or higher	125% of target grant

The number of performance-based restricted stock units that vest are interpolated between the threshold and target or target and maximum performance goals if the actual result is an amount between such goals. The Committee determined that the earnings per diluted share performance target associated with the performance-based restricted stock units in 2013 would be $1.64 per share, which is a 5% increase over 2012 performance for the comparable 52-week period.

For grant and vesting purposes, “adjusted earnings per diluted share” means the Company’s earnings per diluted share calculated in accordance with GAAP, adjusted to exclude the impact of any non-core operating costs consistent with past practice for debt extinguishment and one-time transaction costs. There were no adjustments to earnings per diluted share in 2013.

The following table shows the range of possible payouts for the performance-based restricted stock units granted to each NEO in 2013 and the actual amount earned based upon achievement of the performance goals.

	Number of Shares Underlying Performance-Based Restricted Stock Units that Will Vest
Name	Minimum	Threshold	Target	Maximum	Actual
Michael A. Weiss	0	105,221	140,295	175,369	117,146
David G. Kornberg	0	28,849	38,465	48,081	32,118
Matthew C. Moellering	0	32,055	42,740	53,425	35,687
Colin Campbell	0	16,669	22,225	27,781	18,557
D. Paul Dascoli	0	15,225	20,300	25,375	16,950
Performance Metric: 2013 Adjusted Earnings Per Diluted Share	Less than $1.23	$1.23	$1.64	$2.05 or Higher	$1.37

For Mr. Weiss, one-half of the performance-based restricted stock units shown in the “Actual” column in the table above will vest on the first two anniversaries of the grant date, subject to continued employment, or service with the Company as non-executive chairman of the Board. For our other NEOs, one-third of the performance-based restricted stock units shown in the “Actual” column in the table above will vest on the first three anniversaries of the grant date, subject to continued employment with the Company.

2014 Long-Term Equity Incentive Compensation

In April 2014, our NEOs were granted the equity awards shown in the table below:

Name	Non-Qualified Stock Options	Restricted Stock Units	Performance-Based Restricted Stock Units
			Minimum	Threshold	Target	Maximum
Michael A. Weiss	155,158	83,832	0	125,748	167,664	209,580
David G. Kornberg	26,050	21,112	0	30,876	41,168	51,460
Matthew C. Moellering	23,311	18,892	0	27,629	36,839	46,048
Colin Campbell	12,122	9,824	0	14,367	19,157	23,946
D. Paul Dascoli	10,956	8,880	0	12,986	17,315	21,643

One-fourth of the stock options and one-fourth of the restricted stock units are scheduled to vest on April 15th of 2015, 2016, 2017, and 2018, subject to continued employment with the Company (or subject to continued service with the Company as non-executive chairman of the Board in the case of Mr. Weiss).

The performance-based restricted stock units are subject to time and performance-based vesting. The number of performance-based restricted stock units that vest will be determined based on the Company’s adjusted earnings per diluted share for the two-year period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year, compared to the performance goals established by the Committee. The range of possible payouts for the performance-based restricted stock units are set forth in the table above.

The number of performance-based restricted stock units that vest will be determined using straight line interpolation if adjusted earnings per diluted share over the performance period is an amount between performance goals. One-half of the performance-based restricted stock units that are earned based on achievement of the performance goals are scheduled to vest on April 15th of 2016 and 2017, subject to continued employment with the Company (or subject to continued service with the Company as non-executive chairman of the Board in the case of Mr. Weiss).

We do not believe that disclosure of our goals for the period commencing on the first day of the Company’s 2014 fiscal year and ending on the last day of the Company’s 2015 fiscal year, is relevant to an understanding of compensation for 2013. In addition, because the components of adjusted earnings per diluted share for the 2014-15 fiscal years contain highly sensitive data, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2014-15 goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

Succession Planning & Special CEO Retention Award

In April 2013, the Committee determined that in order to support the Board’s succession planning process and desire for leadership continuity, a special one-time cash retention award should be granted to Mr. Weiss to incentivize his retention. It was further determined that the award should be performance-based. Accordingly, the amount of the award is based on comparing the total shareholder return (“TSR”) of the Company relative to that of the companies in the S&P 500 (“Relative TSR”) over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. The performance targets and range of possible payouts for this award are set forth in the following table. The cash payment amount will be determined using straight-line interpolation between points in the table.

	Minimum	Threshold Goal	Target Goal	Above Target Goal	Maximum
Percentile Ranking of Company TSR vs. S&P 500	Less than 25th percentile	25th percentile	50th percentile	75th percentile	90th percentile or higher
Payout	$0	$2 million	$4 million	$6 million	$8 million

Mr. Weiss will only receive the earned portion of the award if he remains employed by the Company through the end of the performance period, except in the case of death, disability, or certain terminations following a change-in-control.

In fiscal 2013, Company TSR was -6%, which was below the 25th percentile of the S&P 500, which was +7%. Accordingly, as of the end of the first year of the two-year performance period, the award is tracking to have no payout. Actual payout of the award will be based on Relative TSR over the two-year period ending January 31, 2015. Relative TSR will need to significantly improve in fiscal year 2014 in order for there to be any payout at the end of the performance period.

Although the Company’s TSR compared to the S&P 500 for 2013 was below the 25th percentile, we believe it is important to consider the Company’s TSR relative to its peer group given the challenging retail environment. As shown in the following chart, the Company’s TSR relative to its peer group for 2013 was between the 25th and 50th percentiles.

(1) TSR measured from February 3, 2013 to January 31, 2014. Excludes Saks which is no longer a public company and therefore no longer part of our peer group.

Other NEO 2011 Retention Awards

In 2011, for purposes of executive retention, the Committee approved the following cash retention awards: (1) a cash retention bonus that would pay Mr. Kornberg $500,000 in March 2013, contingent upon his continued employment with the Company through February 2013; and (2) a cash retention bonus that would pay Mr. Campbell $500,000 in September 2013, contingent upon his continued employment with the Company through August 2013. Both award conditions were satisfied, and accordingly, both awards were paid to the executives in 2013.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Committee believes are reasonable and in the best interests of the Company and its stockholders. Consistent with our compensation objectives, we provide benefits for our executive officers, including retirement plans, executive medical benefits, life insurance benefits, housing relocation benefits, paid time off, and other perquisites described below. The Committee, in its discretion, may revise, amend, or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to materially change the levels of benefits we provide, except that the executive medical program was discontinued effective January 1, 2014.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the Company at this time. We sponsor a tax-qualified defined contribution retirement plan and a non-qualified defined contribution retirement plan. Participation in the qualified plan is available to employees who meet certain age and service requirements. Participation in the non-qualified plan is made available to employees who meet certain age, service, and job level requirements. Our executive officers participate in these plans based on these requirements.

Qualified Retirement Plan

The qualified plan is available to all eligible employees, including executive officers, and allows them to elect to make contributions up to the maximum limits allowable under Section 401(k) of the Internal Revenue Code (the “Code”). We match 100% of employee deferrals, limited to deferrals of up to 4% of compensation not in excess of the IRS Qualified Plan Maximum Compensation Limit. In addition, we contribute amounts equal to 3% of compensation up to the Social Security Wage Base (SSWB) plus 6% over the SSWB up to the IRS Qualified Plan Maximum Compensation Limit. The formula changes to 4% and 8%, respectively, after 5 years of service. Employees’ contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to a vesting schedule where employees begin vesting after two years of service and are fully vested after six years of service. Please refer to footnote 7 to the Summary Compensation Table on page 52 for details of Company contributions.

Non-qualified Deferred Compensation Plan

The non-qualified deferred compensation plan is available to all director-level and above employees and is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The plan permits participating employees to elect contributions up to a maximum of 3% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit. We match 200% of employees’ contributions. In addition, we contribute amounts equal to 6% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit, or 8% after 5 years of service. The plan also permits employees to defer additional compensation of up to 75% of base salary and/or 75% of short-term incentive cash compensation of which we do not match. Employees’ accounts are credited with interest using a rate determined annually based on factors or indices, including the borrowing rates available to the Company. The interest rate for the 2013 plan year was 5.2%. Employees’ contributions and the related interest vest immediately. Company contributions and credits and the related interest are subject to a vesting schedule where employees begin vesting after two years of service and are fully vested after six years of service. Employees generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of employees’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to ten years as elected by the participant. Please refer to footnote 7 to the Summary Compensation Table table on page 52 for details of Company contributions.

Health and Welfare Benefits

Executive Medical

In addition to the group health plans eligible to all full-time employees, the Company’s executive medical program provided benefits to reimburse executives for certain out-of-pocket healthcare-related expenses. This program reimbursed 100% of eligible expenses up to a total of $10,000 per family per calendar year. All executive officers were eligible for the executive medical program. This executive medical program was discontinued effective January 1, 2014.

Executive Life Insurance

We provide all executive officers with executive life insurance that offers a benefit equal to two times their annual base salary up to a maximum of $2 million.

Executive Disability Insurance

We provide all executive officers with disability coverage that provides a benefit of 100% base salary continuation for up to 365 days and then 60% of the executive’s base salary plus the annual average of the last three years of incentive cash compensation, up to a maximum benefit of $25,000 per month.

Perquisites

Personal Use of Airplane

Pursuant to his employment agreement and for security and personal safety reasons, Mr. Weiss is eligible to use a private aircraft for business travel and for a maximum of 100 hours per year of personal travel. Use of the corporate aircraft for business and personal reasons also allows Mr. Weiss to be more productive and efficient when he is required to travel.

Housing Allowance

We provide Mr. Weiss with a reimbursement allowance for the business use of a private residence in New York City, which is used when Mr.  Weiss is required to be at our New York design studio or otherwise required by us to be in the New York City area.

Other Corporate Governance Considerations in Compensation

Compensation Clawback Policy

The Committee has approved a policy concerning the recovery of incentive compensation. This policy applies to any performance-based awards paid to our NEOs as well as other key executives, beginning September 1, 2011.

Under the policy, in the event of a material restatement of the Company’s financial results, the Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount of a cash incentive award paid or to be paid, or the shares vested or to be vested of a performance-based long-term incentive award would have been less had the financial statements been correct, the Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010.

Stock Ownership Guidelines

We have stock ownership requirements for our executives to further build commonality of interest between management and stockholders and to encourage executives to think and act like owners. Our current stock ownership guidelines are as follows:

Chief Executive Officer	Lesser of 5x annual base salary or 200,000 shares
President, Chief Operating Officer	Lesser of 3x annual base salary or 75,000 shares
Other Executive Officers	Lesser of 2x annual base salary or 40,000 shares
Board Members	Lesser of 3x annual retainer or 12,000 shares

The executive officers and Board members have five years to meet the guidelines. To avoid fluctuating ownership requirements, except upon a promotion, once an individual has achieved the ownership guidelines, they will be considered to have satisfied the requirements as long as the shares used to meet the underlying requirements are retained. The Committee annually reviews individual executive and director stock ownership levels. During the Committee’s most recent review of ownership levels, it was confirmed that our CEO holds stock well in excess of five times his annual base salary and that the other NEOs currently meet or are on track to meet the applicable ownership guideline.

Employment and Severance Agreements

Prior to our IPO, we entered into employment agreements with Messrs. Weiss, Kornberg, Moellering, and Campbell. We are also a party to a severance agreement with Mr. Dascoli. Please refer to the “Employment Related Agreements” section beginning on page 57 for more detail including, a description of amendments to the agreements with Messrs. Kornberg, Moellering, Campbell, and Dascoli.

Severance and Post-Employment Benefits

Please refer to the tables beginning on page 61 for information regarding potential payments upon termination and change-in-control and to the “Employment Related Agreements” section beginning on page 57 for more detail.

Policy Regarding Timing of Stock-Based Awards

The Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and has adopted a specific policy around this process.

The Committee generally grants equity awards annually during the first quarter in a given fiscal year at the Board’s first regularly scheduled in-person meeting for the year. To the extent that equity awards are granted at other times throughout the year, such grants are generally made on the 15th calendar day of a month.

Trading Controls

Executive officers, including our NEOs, are required to receive pre-approval from the Company’s General Counsel prior to entering into any transactions in Company securities. Generally, trading is permitted only during specified trading periods.

From time to time, certain of our executive officers may adopt non-discretionary, written trading plans that comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934 (“10b5-1 plans”). 10b5-1 plans permit our executive officers to monetize their equity-based compensation in an automatic and non-discretionary manner over time and are generally adopted for financial planning purposes.

Our Insider Trading Policy requires that our General Counsel pre-clear any new 10b5-1 plan, or any modification or termination of such a plan, and provides that executive officers may enter into or modify a 10b5-1 plan only during an open trading window and while not in possession of material non-public information. Moreover, any 10b5-1 plan must include a waiting period between establishment or modification of the plan and any transaction pursuant to the plan. In addition, our executive officers are generally prohibited from entering into overlapping 10b5-1 plans, engaging in transactions in Company stock outside of any 10b5-1 plan then in effect, and amending or terminating plans absent unforeseen events such as a change in personal financial circumstances.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Code Section 162(m) (“162(m)”). 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under 162(m). However, under a 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than stock options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. In 2012 our stockholders approved the performance goals and annual grant limitations under the 2010 Plan.

We consider the impact of 162(m) when developing and implementing our executive compensation program. Cash incentive awards and performance-based equity awards, including stock options, generally are designed to meet the deductibility requirements. We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under 162(m). Amounts paid under any of our compensation programs, including salaries, cash incentive awards, performance stock awards, and other equity awards, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

Many other Code provisions, SEC regulations, and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective, and maintain flexibility in order to accomplish executive compensation program objectives.

Compensation and Governance Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2014 and this proxy statement.

Compensation and Governance Committee

Mylle H. Mangum, Chair

Sona Chawla

Theo Killion

Peter S. Swinburn

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

The Summary Compensation Table and the Grants of Plan-Based Awards should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the years ended February 1, 2014, February 2, 2013, and January 28, 2012, referred to as 2013, 2012, and 2011, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)	Total ($)

Michael A. Weiss Chairman & CEO	2013	1,500,000	—	2,453,760	1,347,651	—	6,531	909,693	6,217,635
	2012	1,528,846	—	4,575,300(6)	2,424,456	567,300	12,686	782,742	9,891,330(6)
	2011	1,413,461	—	5,275,350	5,229,150	4,041,000	2,238	485,235	16,446,434

David G. Kornberg President	2013	700,000	500,000	672,753	317,667	—	8,802	161,374	2,360,596
	2012	633,654	—	791,913	395,728	102,480	28,867	159,958	2,112,600
	2011	531,250	100,000	740,616	246,773	635,460	17,167	167,623	2,438,889

Matthew C. Moellering Executive Vice President & Chief Operating Officer	2013	742,308	—	747,523	352,963	—	7,777	150,779	2,001,350
	2012	704,808	—	837,543	417,389	145,180	23,815	188,852	2,317,587
	2011	624,038	—	981,246	493,545	907,920	12,564	191,217	3,210,530

Colin Campbell Executive Vice President— Sourcing and Production	2013	553,461	500,000	388,715	183,541	—	20,454	141,460	1,787,631

D. Paul Dascoli Senior Vice President, Chief Financial Officer & Treasurer	2013	494,615	—	355,047	167,657	—	3,590	36,906	1,057,815
	2012	471,346	—	133,951	66,766	56,730	11,046	37,928	777,767
	2011	155,769	353,314	446,600	298,330	224,100	2,258	18,737	1,499,108

(1)	We follow a 52/53-week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal year 2013 and fiscal year 2011 consisted of 52 weeks; fiscal year 2012 consisted of 53 weeks.
(2)	For 2013, includes special retention bonuses awarded to Messrs. Kornberg and Campbell in 2011 and paid out in 2013. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Long-Term Incentives—Other NEO 2011 Retention Awards” for more information regarding the retention awards. For 2011, includes a special bonus paid to Mr. Kornberg. For Mr. Dascoli, includes a $100,000 sign-on bonus and a $250,000 one-time payment primarily in consideration of certain equity compensation forfeited in connection with his departure from his previous employer, and a special bonus of $3,314 to cover certain costs related to his employment transition.
(3)	Reflects the aggregate grant date fair value of awards granted in the applicable year. For 2013, the amounts reflect the aggregate grant date fair value of performance-based restricted stock units at target, even though the performance-based restricted stock units were earned at 83.5% of target. These values have been determined based on the assumptions and methodologies set forth in Note 11 of our financial statements included in our Annual Report on Form 10-K for the year ended February 1, 2014.
(4)	Because threshold performance targets were not met, no payouts were made under our short-term performance-based cash incentive program for 2013. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives—2013 Short-Term Incentive Cash Compensation” for more details.
(5)	We do not sponsor any tax-qualified or non-qualified defined benefit retirement plans. For 2013, the amounts shown represent the amount by which earnings of 5.2% on each NEO’s non-qualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate.
(6)	Reflects performance-based restricted stock award at target, however, Mr. Weiss forfeited all of this performance-based restricted stock award because the Company did not achieve 2012 performance threshold goals associated with this award. For 2012, his total compensation would have been $5,316,030 if we were not required to include the grant date fair value of the performance-based restricted stock award that Mr. Weiss did not receive in 2012.

(7)	The following table details All Other Compensation paid to each NEO during 2013:

Name	Executive Health Benefits ($)(a)	Executive Life and Disability Insurance ($)(b)	Personal Aircraft Usage ($)(c)	Housing Allowance ($)(d)	Qualified Retirement Plan		Non-qualified Supplemental Retirement Plan		Total
					401(k) Company Match ($)(e)	Annual Company Contribution ($)(f)	Company Match ($)(g)	Annual Company Contribution ($)(h)
Michael A. Weiss	5,982	2,323	545,128	16,000	—	15,596	—	324,664	909,693
David G. Kornberg	5,982	1,941	—	—	10,200	15,596	60,318	67,337	161,374
Matthew C. Moellering	5,982	1,984	—	—	10,354	15,596	28,892	87,971	150,779
Colin Campbell	5,982	1,753	—	—	10,231	15,596	47,838	60,060	141,460
D. Paul Dascoli	5,982	1,676	—	—	10,794	3,192	14,135	1,127	36,906

(a)	For 2013 and 2012, the following items are included in “Executive Health Benefits”: actual premiums paid by the Company for the Executive Medical Program and the Company paid cost of executive physicals. For 2011, the following items were also included in “Executive Health Benefits”: average Company cost per employee for the Employee Medical Plan and Employee Dental Plan.
(b)	Amounts represent the annual premiums paid by the Company for executive life insurance and executive disability insurance.
(c)	This represents the expense for use of purchased aircraft time for personal private aircraft usage for Mr. Weiss. Mr. Weiss’ use of a private aircraft for personal travel is limited to a maximum of 100 hours per year. Mr. Weiss is responsible for paying the taxes associated with this benefit.
(d)	Amount includes payments to Mr. Weiss for lodging in a personal apartment in lieu of a hotel stay while on business in the New York City area. Mr. Weiss is responsible for paying the taxes associated with this benefit.
(e)	The Company matches 100% of 401(k) deferrals, limited to deferrals of up to 4% of compensation not in excess of the IRS Qualified Plan Maximum Compensation Limit. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation— Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.”
(f)	The Company contributes 3% of compensation up to the Social Security Wage Base (SSWB) plus 6% over the SSWB up to the IRS Qualified Plan Maximum Compensation Limit. The formula changes to 4% and 8% respectively after 5 years of service. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.”
(g)	The Company matches 200% of employee deferrals (the maximum employee deferral for this plan is 3% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit). See “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Non-qualified Deferred Compensation Plan.”
(h)	The Company contributes 6% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit. The formula changes to 8% after 5 years of service. See “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation— Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Non-qualified Deferred Compensation Plan.”

Grants of Plan-Based Awards

During 2013, each of our NEOs participated in our short-term performance-based cash incentive program under which each NEO was eligible for awards set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below. Because threshold performance targets were not met, no payouts will occur as indicated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 52. In addition, each of our NEOs participated in our long-term equity incentive program under which each NEO was granted performance-based equity awards consisting of performance-based restricted stock units and stock options. Each NEO was eligible for performance-based restricted stock units set forth under “Estimated Future Payouts Under Equity Incentive Plan Awards” below. For a detailed discussion of our performance-based incentives, refer to “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives” beginning on page 40.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Weiss	—	465,000	2,325,000	4,650,000	—	—	—	—	—	—	—
	—	2,000,000(1)	4,000,000(1)	8,000,000(1)	—	—	—	—	—	—	—
	4/2/2013(2)	—	—	—	105,221	140,295	175,369	—	—	—	2,453,760
	4/2/2013(3)	—	—	—	—	—	—	—	146,640	17.49	1,347,651
David G. Kornberg	—	112,000	560,000	1,120,000	—	—	—	—	—	—	—
	4/2/2013(4)	—	—	—	28,849	38,465	48,081	—	—	—	672,753
	4/2/2013(5)	—	—	—	—	—	—	—	34,200	17.49	317,667
Matthew C. Moellering	—	127,500	637,500	1,275,000	—	—	—	—	—	—	—
	4/2/2013(4)	—	—	—	32,055	42,740	53,425	—	—	—	747,523
	4/2/2013(5)	—	—	—	—	—	—	—	38,000	17.49	352,963
Colin Campbell	—	66,600	333,000	666,000	—	—	—	—	—	—	—
	4/2/2013(4)	—	—	—	16,669	22,225	27,781	—	—	—	388,715
	4/2/2013(5)	—	—	—	—	—	—	—	19,760	17.49	183,541
D. Paul Dascoli	—	60,000	300,000	600,000	—	—	—	—	—	—	—
	4/2/2013(4)	—	—	—	15,225	20,300	25,375	—	—	—	355,047
	4/2/2013(5)	—	—	—	—	—	—	—	18,050	17.49	167,657

(1)	Reflects a special one-time cash retention award granted to our CEO in 2013 under the 2010 Plan. This performance-based award is based on comparing the total shareholder return of the Company relative to that of the companies in the S&P 500 over the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation— Performance Based Incentives—Long-Term Incentives—Succession Planning and Special CEO Retention Award” for more details about the award including performance targets and range of possible payouts.
(2)	Includes restricted stock units with performance-based and time-based vesting criteria granted under the 2010 Plan. The performance threshold was met but the target goal was not achieved; therefore 117,146 performance-based restricted stock units vest in equal installments on April 2, 2014 and 2015.
(3)	Includes stock options granted under the 2010 Plan. These awards vest in equal installments on April 2, 2014, 2015, and 2016.
(4)	Includes restricted stock units with performance-based and time-based vesting criteria granted under the 2010 Plan. The performance threshold was met but the target goal was not achieved; therefore 66% of the earned amount of restricted stock units vest in equal installments on April 2, 2014 and 2015 and 34% of the earned amount of restricted stock units vest on April 2, 2016. The number of performance-based restricted stock units granted in 2013 that were earned are as follows:
Mr.	Kornberg: 32,118 restricted stock units
Mr.	Moellering: 35,687 restricted stock units
Mr.	Campbell: 18,557 restricted stock units
Mr.	Dascoli: 16,950 restricted stock units
(5)	Includes stock options granted under the 2010 Plan. These awards vest in equal installments on April 2, 2014, 2015, 2016, and 2017.
(6)	Reflects the aggregate grant date fair value of performance-based restricted stock units at target, and stock options, as applicable. These values have been determined based on the assumptions and methodologies set forth in Note 11 of our financial statements included in our Annual Report on Form 10-K for the year ended February 1, 2014.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by each of our NEOs as of February 1, 2014.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(14)
Michael A. Weiss	—	146,640 (1)	—	17.49	4/2/2023	—	—
	—	—	—	—	—	117,146 (2)	2,028,969
	60,400	120,800 (3)	—	25.25	3/22/2022	—	—
	355,000	177,500 (4)	—	18.51	2/18/2021	—	—
	—	—	—	—	—	95,000 (4)	1,645,400
	187,500	62,500 (5)	—	17.00	5/12/2020	—	—
	—	—	—	—	—	1,494 (5)	25,876
David G. Kornberg	—	34,200 (6)	—	17.49	4/2/2023	—	—
	—	—	—	—	—	32,118 (7)	556,284
	6,775	20,325 (8)	—	11.29	10/15/2022	—	—
	—	—	—	—	—	21,450 (8)	371,514
	4,315	12,945 (9)	—	25.25	3/22/2022	—	—
	—	—	—	—	—	13,932 (10)	241,302
	—	—	—	—	—	13,096 (11)	226,823
	12,500	12,500 (12)	—	18.51	2/18/2021	—	—
	—	—	—	—	—	6,500 (12)	112,580
	37,500	12,500 (5)	—	17.00	5/12/2020	—	—
	—	—	—	—	—	299 (5)	5,179
Matthew C. Moellering	—	38,000 (6)	—	17.49	4/2/2023	—	—
	—	—	—	—	—	35,687 (7)	618,099
	7,705	23,115 (9)	—	25.25	3/22/2022	—	—
	—	—	—	—	—	24,878 (10)	430,887
	—	—	—	—	—	13,096 (11)	226,823
	25,000	25,000 (12)	—	18.51	2/18/2021	—	—
	—	—	—	—	—	13,000 (12)	225,160
	45,000	15,000 (5)	—	17.00	5/12/2020	—	—
	—	—	—	—	—	359 (5)	6,218
Colin Campbell	—	19,760 (6)	—	17.49	4/2/2023	—	—
	—	—	—	—	—	18,557 (7)	321,407
	3,390	10,170 (9)	—	25.25	3/22/2022	—	—
	—	—	—	—	—	10,947 (10)	189,602
	—	—	—	—	—	13,096 (11)	226,823
	12,500	12,500 (12)	—	18.51	2/18/2021	—	—
	—	—	—	—	—	6,500 (12)	112,580
	30,000	10,000 (5)	—	17.00	5/12/2020	—	—
	—	—	—	—	—	240 (5)	4,157
D. Paul Dascoli	—	18,050 (6)	—	17.49	4/2/2023	—	—
	—	—	—	—	—	16,950 (7)	293,574
	1,232	3,698 (9)	—	25.25	3/22/2022	—	—
	—	—	—	—	—	3,979 (10)	68,916
	12,500	12,500 (13)	—	22.33	10/17/2021	—	—
	—	—	—	—	—	5,000 (13)	86,600

(1)	Includes stock options granted in 2013 under the 2010 Plan. These awards vest in equal installments on April 2, 2014, 2015, and 2016.
(2)	Includes restricted stock units with performance-based and time-based vesting criteria granted in 2013 under the 2010 Plan. Reflects actual restricted stock units earned based on achievement of performance goals that continue to be subject to time-based vesting. These performance-based restricted stock units vest in equal installments on April 2, 2014 and 2015.
(3)	Includes stock options granted in 2012 under the 2010 Plan. These awards vest in equal installments on March 22, 2014 and 2015.

(4)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. These awards vest on February 18, 2014.
(5)	Includes stock options granted in 2010 under the 2010 Plan or restricted stock units granted to option holders on December 23, 2010 under the 2010 Plan to equitably compensate option holders for the diminution in value of their stock options as a result of the Company’s special dividend paid in December 2010. These awards vest on May 12, 2014.
(6)	Includes stock options granted in 2013 under the 2010 Plan. These awards vest in equal installments on April 2, 2014, 2015, 2016, and 2017.
(7)	Includes restricted stock units with performance-based and time-based vesting criteria granted in 2013 under the 2010 Plan. Reflects actual restricted stock units earned based on achievement of performance goals that continue to be subject to time-based vesting. 66% of these performance-based restricted stock units vest in equal installments on April 2, 2014 and 2015 and 34% vest on April 2, 2016.
(8)	Includes stock options or restricted stock, as applicable, granted in 2012 under the 2010 Plan. These awards vest in equal installments on October 15, 2014, 2015, and 2016.
(9)	Includes stock options granted in 2012 under the 2010 Plan. These awards vest in equal installments on March 22, 2014, 2015 and 2016.
(10)	Includes restricted stock with performance-based and time-based vesting criteria granted in 2012 under the 2010 Plan. Reflects actual restricted stock earned based on achievement of performance goals that continue to be subject to time-based vesting. These performance-based restricted stock units vest in equal installments on March 22, 2014, 2015 and 2016.
(11)	Includes restricted stock granted in 2011 under the 2010 Plan. These awards vest on September 1, 2015.
(12)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. These awards vest in equal installments on February 18, 2014 and 2015.
(13)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. These awards vest in equal installments on October 17, 2014 and 2015.
(14)	Based on the January 31, 2014 closing stock price of $17.32.

Option Exercises and Stock Vested

The following table provides information relating to the stock awards that vested during 2013. There were no option awards exercised during 2013.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael A. Weiss(2)	—	—	96,492	1,786,843

David G. Kornberg	—	—	28,436	578,841

Matthew C. Moellering	—	—	28,245	547,019

Colin Campbell	—	—	20,231	403,354

D. Paul Dascoli	—	—	13,826	301,442

(1)	Amounts reflect the market value of our common stock on the day the stock award vested.
(2)	Includes stock awards granted on December 23, 2010 and February 18, 2011.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans. The Board or Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if it determines that doing so is in the Company’s best interest.

Deferred Compensation

We provide a non-qualified deferred compensation plan for our executive officers. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Non-qualified Deferred

Compensation Plan.” The following table provides the figures related to our Non-qualified Deferred Compensation Plan for 2013.

Name	Executive Contributions ($)	Company Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year End ($)

Michael A. Weiss	—	324,664	39,128	—	825,611

David G. Kornberg	30,159	127,655	52,729	60,303	1,074,760

Matthew C. Moellering	14,446	116,863	46,591	—	961,839

Colin Campbell	273,919	107,898	122,535	—	2,645,012

D. Paul Dascoli	73,884	15,262	21,506	—	475,643

(1)	These amounts were included in the All Other Compensation column of the Summary Compensation Table on page 52.
(2)	The above-market portion of these earnings was included in the Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employment Related Agreements

Prior to our IPO, we entered into employment agreements with Messrs. Weiss, Kornberg, Moellering, and Campbell. We are also party to a severance agreement with Mr. Dascoli.

Michael A. Weiss

Prior to our IPO, we entered into an employment agreement with Mr. Weiss, our Chairman and Chief Executive Officer. Under the terms of the employment agreement, effective February 1, 2010, Mr. Weiss is entitled to an annual base salary, subject to annual review thereof by the Board for potential increase. Mr. Weiss is also eligible to earn a short-term, performance-based cash incentive payment for each six-month operating season, and equity awards.

Mr. Weiss is also eligible to receive benefits in accordance with the standard benefit plans we provide to our other senior executives. In addition, we provide Mr. Weiss with the use of a private jet for his business-related travel (necessitated primarily by his frequent trips to our New York City design studio) and for up to 100 hours of his personal travel annually. Mr. Weiss is also entitled to up to four weeks of paid time off and reimbursement for all business travel, entertainment, and other business expenses, including a reasonable daily reimbursement allowance for the business use of his private residence in New York City, which he uses when required to be in the New York area.

Mr. Weiss’ employment continues until the earlier of his resignation (with or without good reason), death or disability, or termination by us (with or without cause). If we terminate Mr. Weiss’ employment without cause or Mr. Weiss resigns for good reason, Mr. Weiss is entitled to receive severance equal to (1) 12 months of his then-current base salary payable within 60 days of termination, (2) continuation of his medical and dental benefits for 12 months, (3) a guaranteed bonus payment equal to 100% of his then-current base salary, and (4) a short-term performance-based cash incentive payment for the season in which Mr. Weiss’ employment was terminated if Mr. Weiss would have otherwise been entitled to receive such bonus (prorated based on the number of days Mr. Weiss was employed during the season in which any such termination may occur), payable when Mr. Weiss would have otherwise been entitled to payment had his employment not been terminated. Mr. Weiss’ receipt of severance is contingent upon execution of a general release of any and all claims arising out of or related to his employment with us and the termination of his employment.

“Good reason” under the employment agreement generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of Columbus or New York or the Company’s headquarters, (3) the failure by the Company to abide by the agreement, or (4) the failure by any successor to assume the agreement. “Cause” under the employment agreement generally includes (1) failure to perform material duties, (2) conviction of a felony, or (3) willful misconduct which results in material harm to the Company.

Mr. Weiss has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Weiss while he is employed by us which relates to our business is Company property. During the term of Mr. Weiss’ employment with us and during the 12-month period immediately thereafter, Mr. Weiss has agreed not to (1) solicit or hire any of our employees, (2) induce or attempt to induce any supplier, licensee, licensor or other material business relation of ours to cease doing business with us, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business.

On September 1, 2011, the Company and Mr. Weiss entered into an amendment to his original employment agreement pursuant to which Mr. Weiss voluntarily agreed that he will no longer be entitled to any tax gross-up payments from the Company, including tax gross-up payments on perquisites and taxes under Sections 280G and 4999 of the Code. Mr. Weiss did not receive any remuneration from the Company in exchange for agreeing to the amendment.

Other Employment Agreements Entered into Prior to the IPO

Prior to our IPO, as part of our executive retention strategy, we entered into employment agreements with Messrs. Kornberg, Moellering, and Campbell. The term of each of these employment agreements is five years with automatic renewals thereafter on a year-to-year basis unless we or the applicable executive provides prior written notice of non-renewal. Notwithstanding the foregoing, the employment agreements may be terminated at any time in the case of the applicable executive’s resignation, death or disability, or termination by us.

Each such employment agreement provides for an annual base salary that is subject to annual review by us for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of the applicable executive’s base salary. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives.”

In addition, each such employment agreement provides that the applicable executive is eligible for equity-based compensation awards that are commensurate with the executive’s performance and position. Each such executive is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

The employment agreements include customary restrictions with respect to the use of our confidential information and provide that all intellectual property developed or conceived by the executive while the executive is employed by us that relates to our business is Company property. During the executive’s term of employment with us and during the 12-month period immediately thereafter, each executive has agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business.

In April 2013, as part of the Committee’s annual review of executive compensation arrangements, the Committee approved changes to the severance arrangements for Messrs. Kornberg, Moellering, and Campbell in order to make them more competitive and to bring them in-line with the severance arrangements offered by the Company’s peer group.

Each original employment agreement provided that, if we failed to extend the executive’s agreement or terminated the executive’s employment other than for cause, or if the executive terminated the executive’s employment for good reason, the executive would continue to receive one year of the executive’s then-current base salary and (subject to certain exceptions) medical and dental benefits during the one-year period following such termination. If the executive agreed to execute a general release of claims against the Company, the executive would also be entitled to receive the amount of cash incentive compensation that the executive would have otherwise received during the first year after termination.

Under the amended employment agreements, if the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the executive signs a general release, then the executive will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, the executive will also be entitled to receive the amount of cash incentive compensation that the executive would have otherwise received during the 12-month period following separation from the Company.

In the event that the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and the executive signs a general release, then the executive will be entitled to (1) a one-time payment equal to (a) two times the executive’s annual base salary, plus (b) one and a half times the executive’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

“Good reason” under the employment agreements generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of the U.S., (3) the failure by the Company to abide by the agreement, or (4) failure by any successor to assume the agreement. “Cause” under the employment agreements generally includes (1) failure by the executive to perform his or her material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

Severance Agreement

We entered into a severance agreement with Mr. Dascoli when he joined us in September 2011. The severance agreement provided that if we terminated Mr. Dascoli’s employment without cause, upon execution of a general release, he would continue to receive one year of his then-current base salary and, subject to certain exceptions, medical and dental benefits during the one-year period following such termination.

In April 2013, the Committee approved changes to the severance agreement for Mr. Dascoli in order to make it more competitive and to bring it in-line with the severance arrangements offered by the Company’s peer group. Under the amended severance agreement, if Mr. Dascoli’s employment with the Company is terminated by the Company other than for cause, or by Mr. Dascoli for good reason, and Mr. Dascoli signs a general release, then he will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, Mr. Dascoli will also be entitled to receive the amount of cash incentive compensation that he would have otherwise received during the 12-month period following separation from the Company.

In the event that Mr. Dascoli’s employment with the Company is terminated by the Company other than for cause, or by Mr. Dascoli for good reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and Mr. Dascoli signs a general release, then Mr. Dascoli will be entitled to (1) a one-time payment equal to (a) two times Mr. Dascoli’s annual base salary, plus (b) one and a half times Mr. Dascoli’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based stock awards).

“Good reason” under the severance agreement generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of the U.S., (3) the failure by the Company to abide by the agreement or, (4) failure by any successor to assume the agreement. “Cause” under the severance agreement generally includes (1) failure to perform material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

The severance agreement includes customary restrictions with respect to the use of our confidential information and provides that all intellectual property developed or conceived by Mr. Dascoli while he is employed by us which relates to our business is Company property. Mr. Dascoli has also agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business during the term of his employment and the 12-month period immediately thereafter.

Indemnification Agreements

We are party to indemnification agreements with each of our NEOs and directors. The indemnification agreements provide our NEOs and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware. Our Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Potential Payments Upon Termination and Change-in-Control

The information below describes and quantifies certain compensation that would have become payable under employment and severance agreements with our NEOs if, as of February 1, 2014, their employment with us had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. Further, the information below does not incorporate changes to base salary, cash incentive compensation, bonus opportunities, and equity awards granted after February 1, 2014.

In connection with the Committee’s annual review of executive compensation arrangements, the Committee has approved changes to the vesting provisions of equity awards which will be effective for equity awards granted to our executive officers in 2014. In the event of an executive officer’s death or disability, all unvested equity awards will automatically vest (with such vesting to occur at target for performance-based stock units). In the event of an executive officer’s retirement, all stock options will automatically vest, and any restricted stock awards will vest pro rata through the date of retirement based on actual performance for performance-based restricted stock awards. These changes were approved in order to make the Company’s equity awards more competitive and to bring them in-line with those offered by the Company’s peer group. Because these changes will be effective for equity awards granted in 2014, they are not reflected in the tables below.

Michael A. Weiss

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(4)	Death ($)(6)	Retirement ($)
Base Salary	—	1,500,000	1,500,000	1,500,000	—	—
Bonus	—	1,500,000 (1)	1,500,000 (3)	—	—	—

Total Cash Severance (sub-total)	—	3,000,000	3,000,000	1,500,000	—	—
Value of Accelerated Equity	—	—	—	2,705,760 (5)	2,705,760 (5)	—
Benefits and Perquisites	—	6,376 (2)	6,376 (2)	6,624	—	—

Total Severance	—	3,006,376	3,006,376	4,212,384	2,705,760	—

(1)	Includes a guaranteed bonus payment of $1.5 million equal to one year of salary, and the Fall 2013 performance-based cash incentive award payout of $0.
(2)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for one year.
(3)	Includes a guaranteed bonus payment of $1.5 million equal to one year of salary, and the Fall 2013 performance-based cash incentive award payout of $0. In the event that Mr. Weiss’ employment is involuntarily terminated without Cause or voluntarily terminated with Good Reason following a change-in-control, the special one-time cash retention award granted to Mr. Weiss in 2013 would become fully earned and vested based on Relative TSR calculated from February 3, 2013 through the date of the change-in-control. If such event had occurred as of February 1, 2014, Mr. Weiss would have been entitled to no payout for this award.

(4)	If Mr. Weiss became permanently and totally disabled on February 1, 2014, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. In the event of disability, the special one-time cash retention award granted to Mr. Weiss in 2013 would become fully earned and vested based on Relative TSR calculated from February 3, 2013 through the date of disability. If such event had occurred as of February 1, 2014, Mr. Weiss would have been entitled to no payout for this award.
(5)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. The number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death.
(6)	In the event of death, the special one-time cash retention award granted to Mr. Weiss in 2013 would become fully earned and vested based on Relative TSR calculated from February 3, 2013 through the date of death. If such event had occurred as of February 1, 2014, Mr. Weiss would have been entitled to no payout for this award.

David G. Kornberg

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(6)	Death ($)	Retirement ($)
Base Salary	—	1,050,000 (1)	—	700,000	—	—
Bonus	—	224,000 (2)	2,240,000 (4)	—	—	—

Total Cash Severance (sub-total)	—	1,274,000	2,240,000	700,000	—	—
Value of Accelerated Equity	—	—	1,750,171 (5)	720,974 (7)	720,974 (7)	—
Benefits and Perquisites	—	14,772 (3)	14,772 (3)	8,942	—	—

Total Severance	—	1,288,772	4,004,943	1,429,916	720,974	—

(1)	Represents 1.5 years of salary continuation.
(2)	This amount includes the Fall 2013 performance-based cash incentive award payout of $0, and the Spring 2014 performance-based cash incentive award estimated at 100% of target.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 1.5 years.
(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(5)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. Amount represents the value of all unvested equity as of February 1, 2014 (at target in the case of performance-based restricted stock units).
(6)	If Mr. Kornberg became permanently and totally disabled on February 1, 2014, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(7)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. The number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death.

Matthew C. Moellering

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(6)	Death ($)	Retirement ($)
Base Salary	—	1,125,000 (1)	—	750,000	—	—
Bonus	—	255,000 (2)	2,456,250 (4)	—	—	—

Total Cash Severance (sub-total)	—	1,380,000	2,456,250	750,000	—	—
Value of Accelerated Equity	—	—	1,634,144 (5)	698,016 (7)	698,016 (7)	—
Benefits and Perquisites	—	14,772 (3)	14,772 (3)	8,990	—	—

Total Severance	—	1,394,772	4,105,166	1,457,006	698,016	—

(1)	Represents 1.5 years of salary continuation.
(2)	This amount includes the Fall 2013 performance-based cash incentive award payout of $0, and the Spring 2014 performance-based cash incentive award estimated at 100% of target.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 1.5 years.
(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(5)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. Amount represents the value of all unvested equity as of February 1, 2014 (at target in the case of performance-based restricted stock units).
(6)	If Mr. Moellering became permanently and totally disabled on February 1, 2014, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(7)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. The number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death.

Colin Campbell

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(6)	Death ($)	Retirement ($)
Base Salary	—	832,500 (1)	—	555,000	—	—
Bonus	—	133,200 (2)	1,609,500 (4)	—	—	—

Total Cash Severance (sub-total)	—	965,700	1,609,500	555,000	—	—
Value of Accelerated Equity	—	—	921,299 (5)	459,721 (7)	459,721 (7)	—
Benefits and Perquisites	—	14,772 (3)	14,772 (3)	8,804	—	—

Total Severance	—	980,472	2,545,571	1,023,525	459,721	—

(1)	Represents 1.5 years of salary continuation.
(2)	This amount includes the Fall 2013 performance-based cash incentive award payout of $0, and the Spring 2014 performance-based cash incentive award estimated at 100% of target.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 1.5 years.
(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(5)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. Amount represents the value of all unvested equity as of February 1, 2014 (at target in the case of performance-based restricted stock units).
(6)	If Mr. Campbell became permanently and totally disabled on February 1, 2014, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(7)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. The number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death.

D. Paul Dascoli

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)(6)	Death ($)	Retirement ($)
Base Salary	—	750,000 (1)	—	500,000	—	—
Bonus	—	120,000 (2)	1,450,000 (4)	—	—	—

Total Cash Severance (sub-total)	—	870,000	1,450,000	500,000	—	—
Value of Accelerated Equity	—	—	507,112 (5)	163,137 (7)	163,137 (7)	—
Benefits and Perquisites	—	14,772 (3)	14,772 (3)	8,752	—	—

Total Severance	—	884,772	1,971,884	671,889	163,137	—

(1)	Represents 1.5 years of salary continuation.
(2)	This amount includes the Fall 2013 performance-based cash incentive award payout of $0, and the Spring 2014 performance-based cash incentive award estimated at 100% of target.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for the executive and his dependents for 1.5 years.
(4)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short term incentive cash compensation target.
(5)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. Amount represents the value of all unvested equity as of February 1, 2014 (at target in the case of performance-based restricted stock units).
(6)	If Mr. Dascoli became permanently and totally disabled on February 1, 2014, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us.
(7)	The value of accelerated equity is based on the January 31, 2014 closing stock price of $17.32 per share. The number of shares subject to each grant that will vest is the number of shares that would have vested had employment continued through the first vesting date to occur after the date of disability or death.

Related Person Transactions

Under our current Related Person Transaction policy, a “Related Person Transaction” is any transaction, arrangement, or relationship between us or any of our subsidiaries and a Related Person where the amount involved exceeds $120,000 and the Related Person has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is an executive officer, a partner or principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.

All Related Person Transactions must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors in accordance with our Related Person Transaction Policy. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third-party under similar circumstances.

Since February 3, 2013, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Related Persons had or will have a direct or indirect material interest.

Stock Ownership Information

The following table sets forth information regarding beneficial ownership of our common stock, as of April 14, 2014, for (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each director, director nominee, and named executive officer, and (3) all directors and executive officers as a group.

Beneficial ownership for purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 14, 2014 and common stock issuable upon the vesting of restricted stock units within 60 days are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units, as applicable, for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 84,251,549 shares of common stock outstanding for stockholders other than our executive officers and directors. Percentage of beneficial ownership of our executive officers and directors is based on 84,251,549 shares of common stock outstanding plus options currently exercisable or exercisable within 60 days of April 14, 2014 and restricted stock units scheduled to vest within 60 days of April 14, 2014 held by any executive officer or director included in the group for which percentage ownership has been calculated. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Express, Inc., 1 Express Drive, Columbus, Ohio 43230.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
5% Stockholders:
Black Rock Inc. (1)	5,769,342	6.8%
Invesco Ltd. (2)	5,181,818	6.2%
Fidelity (3)	5,136,794	6.1%
The Vanguard Group (4)	4,898,885	5.8%
Named Executive Officers and Directors:
Michael A. Weiss (5)	2,649,983	3.1%
David G. Kornberg (6)	263,396	*
Matthew C. Moellering (7)	307,083	*
Colin Campbell (8)	233,459	*
D. Paul Dascoli (9)	37,606	*
Michael G. Archbold (10)	8,462	*
Sona Chawla (11)	11,007	*
Michael F. Devine, III (12)	24,495	*
Theo Killion (13)	8,971	*
Mylle H. Mangum (14)	14,435	*
Peter S. Swinburn (15)	8,462	*
All Current Directors and Executive Officers as a Group (15 persons)	4,308,865	5.0%

(1)	Based on a Schedule 13G/A filed with the SEC on January 29, 2014. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.
(2)	Based on a Schedule 13G filed with the SEC on February 10, 2014 by Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.
(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (“FMR”) and Edward C. Johnson. Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, beneficially owns 3,651,914 shares. Mr. Johnson and FMR, through its control of Fidelity, and the funds each has sole power to dispose of 3,651,914 shares owned by the Fidelity Funds. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR and a registered investment adviser beneficially owns 38,100 shares. Mr. Johnson and FMR, through its control of SelectCo and the SelectCo Funds each has sole power to dispose of the 38,100 shares owned by the SelectCo Funds. Pyramis Global Advisors, LLC (“PGALLC”), a wholly-owned subsidiary of FMR and a registered investment advisor, beneficially owns 6,400 shares. Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 6,400 shares and sole voting power over 4,700 shares. Pyramis Global Advisors Trust Company (“PGATC”), a wholly-owned subsidiary of FMR and a bank, beneficially owns 1,383,780 shares. Mr. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 1,383,780 shares and sole voting power over 1,176,880 shares. FIL Limited (“FIL”), which is controlled predominantly by members of the family of Mr. Johnson, beneficially owns 56,600 shares. The address for FMR and Mr. Johnson is 82 Devonshire Street, Boston, MA 02109.
(4)	Based on a Schedule 13G filed with the SEC on February 12, 2014. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 116,660 shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 6,900 shares. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.
(5)	Includes (a) 1,058,198 shares owned by the Declaration of Trust of Michael A. Weiss dated December 22, 1998, as amended, (b) 550,000 shares owned by the Michael A. Weiss Trust Agreement Gamma #4, (c) 7 shares owned by the Declaration of Trust of Arlene Weiss dated December 22, 1998, as amended, (d) 952,180 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 14, 2014, and (e) 1,494 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014.
(6)	Includes (a) 92,705 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 14, 2014, (b) 299 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014, and (c) 43,834 shares of unvested restricted stock.
(7)	Includes (a) 122,410 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 14, 2014, (b) 359 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014, and (c) 29,681 shares of unvested restricted stock.
(8)	Includes 70,470 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 14, 2014, (b) 240 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014, and (c) 20,394 shares of unvested restricted stock.
(9)	Includes (a) 19,477 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 14, 2014, and (b) 2,653 shares of unvested restricted stock.
(10)	Includes 4,796 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014.
(11)	Includes 4,796 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014.
(12)	Includes (a) 10,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 14, 2014 and (b) 4,856 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014.
(13)	Includes 4,796 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014.
(14)	Includes 4,796 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014.
(15)	Includes 4,796 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 14, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than ten percent of Express stock to file with the SEC reports of their initial ownership and changes in their ownership of Express stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2013, except that, due to the Company’s administrative error, one Form 4 filing for each of Messrs. Weiss, Kornberg, Moellering, Campbell, Keane, Rafferty, and Tilson, and Ms. St. Pierre, related to the withholding of shares of restricted stock to satisfy tax obligations upon vesting, was not reported in a timely manner.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors is primarily responsible for assisting the Board in fulfilling its oversight responsibility with respect to our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing the Company’s financial statements as well as for the Company’s financial reporting process. PricewaterhouseCoopers LLP, acting as independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2013 with management.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 1, 2014 for filing with the SEC.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Messrs. Archbold and Devine and Ms. Mangum are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee

Michael F. Devine, III, Chair

Michael G. Archbold

Mylle H. Mangum

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, in 2013 and 2012:

Services Rendered	Fees
	2013	2012
Audit Fees (1)	$916,643	$931,171
Audit-Related Fees (2)	$65,000	$74,543
Tax Fees	$—	$—
All Other Fees (3)	$3,103	$3,096
Total	$984,746	$1,008,810

(1)	Audit Fees for 2013 and 2012 represent fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements.
(2)	Audit-Related Fees for 2013 represent fees for consultation concerning the internal control of financial reporting associated with new system implementations. Audit-Related Fees for 2012 represent fees for consultation concerning complex financial accounting and reporting standards and the internal control of financial reporting associated with new system implementations.
(3)	All other fees for 2013 and 2012 represent subscription fees for software to assist management with its financial reporting obligations.

We have a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm in deciding whether to approve non-audit services. All services performed by our independent registered public accounting firm in 2013 and 2012 were pre-approved in accordance with the policy. As a general matter, it is the Audit Committee’s preference that any non-audit services should be provided by a firm other than our independent registered public accounting firm absent special circumstances.

Advisory Vote to Approve Executive Compensation (Say-on-Pay)

(Proposal No. 2)

We are seeking an advisory (non-binding) vote from our stockholders to approve the compensation of our named executive officers (our “NEOs”) for 2013 as disclosed in this proxy statement. At our 2013 annual meeting, we received very strong support from our stockholders for our 2012 executive compensation program with over 94% of the votes cast in favor of the say-on-pay proposal. We believe the voting results demonstrated strong support for the overall design and results of our compensation program in 2012, which included strong alignment between pay and performance. For 2013, the overall design of our executive compensation program remained largely unchanged. Just as in 2012, a meaningful portion of our NEO’s pay opportunity was variable (delivered through the combination of short-term and long-term incentive awards) where the value was linked to stock price appreciation and the Company’s achievement of challenging performance targets. As a result, in 2013, just as in 2012, the challenging performance targets resulted in strong alignment between pay and performance with our NEOs earning performance-based compensation amounts that were significantly below target.

The core objectives that serve as the foundation for our executive compensation program are:

•

Pay for Performance. Our executive compensation program ties pay to performance. A meaningful portion of our executives’ compensation is incentive based and contingent upon Company financial performance and appreciation in our common stock price.

•

Pay Competitively. We are committed to providing an executive compensation program designed to compete effectively for the executive talent we need to be able to successfully execute our strategic plans.

•	Pay Responsibly. Our compensation program is designed to align the interests of our executive officers with our stockholders and to discourage excessive risk-taking.

In deciding how to vote on this proposal, we urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 51 through 57, which provide detailed information on the compensation of our NEOs.

We are asking stockholders to approve, on an advisory basis, the compensation of our NEOs for 2013 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our NEOs as described in this proxy statement.

Although this vote is non-binding, the Board and the Compensation and Governance Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board or the Compensation and Governance Committee at any time throughout the year. Please refer to “Communications with the Board” on page 20 of this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Ratification of PricewaterhouseCoopers LLP as the Company’s

Independent Registered Public Accounting Firm for 2014

(Proposal No. 3)

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as our independent auditor for 2014. PricewaterhouseCoopers LLP served in this capacity for us in 2012 and 2013. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that result. Even if stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2014 if it determines that such a change would be in the best interests of the Company and our stockholders.

Additional information concerning the Audit Committee and its activities with PricewaterhouseCoopers LLP is presented on pages 70 and 71. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION

OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.

Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy will vote as recommended by the Board or, if no recommendation is given, in his or her discretion on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing, and mailing the proxy form and the form of material used in solicitation of proxies. We have retained D.F. King & Co., Inc. to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay D.F. King & Co., Inc. $8,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and regular employees of Express may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, or electronic means.

Stockholder Proposals for Inclusion in the 2015 Annual Meeting Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2015 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 and must be received no later than January 8, 2015 unless the date of our 2015 annual meeting is changed by more than 30 days from June 12, 2015, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Other Stockholder Proposals

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2015 annual meeting (other than a stockholder proposal submitted for inclusion in our 2015 proxy statement) must provide notice of such business to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 between Thursday, February 12, 2015 and the close of business on Saturday, March 14, 2015. The notice must contain the information required by our Bylaws, which are posted on our website.

Electronic Delivery

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered stockholders can elect to receive these communications electronically. For additional information and to elect this option, please access www.computershare.com/investor.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Delivery of Proxy Materials to Households

We have adopted a procedure called “householding,” which has been approved by the SEC. Accordingly, we will deliver only one copy of this proxy statement and one copy of our Annual Report to multiple registered stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who share an address will continue to receive separate proxy cards. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank, or other nominee, please contact your broker, bank or other nominee to request information about householding.

Incorporation by Reference

Neither the Compensation and Governance Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments and exhibits to those reports filed with the SEC, and our Code of Conduct, and the charters of the Audit and the Compensation and Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors, and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through the investor relations section of our website, at www.express.com/investor, or may be requested in print, at no cost, by telephone at (888) 423-2421, by email at IR@express.com, or by mail at Express, Inc., 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

Driving Directions to Annual Meeting

Directions to Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio 43230:

From the North

Take I-71 South to I-270 South. Take I-270 South for approximately 5.4 miles to the Morse Road exit (#32). Turn left at the end of exit ramp onto Morse Road. Pass under the interstate. Make your first right onto Express Drive through Gate 1 and follow signs.

From the South

Take I-71 North to I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the East

Take I-70 West to I-270 North. Follow I-270 North approximately 6 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the West

Take I-70 East to I-71 North. Follow I-71 North for approximately .8 miles to I-670 East. Take I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From Port Columbus Airport

Take Airport Road out of Port Columbus to I-670 East. Take I-670 East to I-270 North. Take I-270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees				For	Against	Abstain

01	Michael G. Archbold				☐	☐	☐

02	Peter S. Swinburn				☐	☐	☐
The Board of Directors recommends you vote FOR the following proposals:					For	Against	Abstain
2.	Advisory vote to approve executive compensation (say-on-pay).				☐	☐	☐
3.	Ratification of PricewaterhouseCoopers LLP as Express, Inc.’s independent registered public accounting firm for 2014.				☐	☐	☐
NOTE: Also includes authorization of the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

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EXPRESS, INC. Annual Meeting of Stockholders June 12, 2014 8:30 a.m. EDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael A. Weiss and Lacey J. Bundy, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Express, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. EDT on June 12, 2014, at the Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side